                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                       Horace Mann Educators Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------

     (3) Filing Party:

     -------------------------------------------------------------------------

     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:


Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                       HORACE MANN EDUCATORS CORPORATION
                              1 Horace Mann Plaza
                       Springfield, Illinois 62715-0001

                         ANNUAL MEETING--May 18, 2001

Dear Shareholders:

   You are cordially invited to attend the Annual Meeting of your Corporation to be held at 9:00 a.m. on Friday, May 18, 2001, at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois.

   We will present a report on the current affairs of the Corporation at the meeting and Shareholders will have an opportunity for questions and comments.

   We request that you sign, date and mail your proxy card whether or not you plan to attend the Annual Meeting.

   Prompt return of your proxy card will reduce the cost of further mailings and other follow-up work. You may revoke your voted proxy at any time prior to the meeting or vote in person if you attend the meeting.

   We look forward to seeing you at the meeting. If you do not plan to attend and vote by proxy, let us know your feelings about the Corporation either by letter or by comment on the proxy card.

Sincerely yours,


/s/ Ralph S. Saul                       /s/ Louis G. Lower II
Ralph S. Saul                           Louis G. Lower II
Chairman of the Board                   President and
                                        Chief Executive Officer


Springfield, Illinois
April 02, 2001

                       HORACE MANN EDUCATORS CORPORATION
                              1 Horace Mann Plaza
                       Springfield, Illinois 62715-0001

      NOTICE OF ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 18, 2001

   NOTICE IS HEREBY GIVEN that the 2001 Annual Meeting of Shareholders of HORACE MANN EDUCATORS CORPORATION (the "Company") will be held at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois, on Friday, May 18, 2001, at 9:00 a.m., Central Daylight Savings Time, for the following purposes:

  1. To elect nine Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified;

  2. To approve the Company's 2001 Stock Incentive Plan; and

  3. To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   The Board of Directors has fixed the close of business on March 19, 2001 as the record date for the determination of Shareholders entitled to notice of, and to vote at, the Annual Meeting.

   All Shareholders are cordially invited to attend the Annual Meeting. Whether or not you plan to attend the Annual Meeting, the Board of Directors urges you to complete, date, sign and return the enclosed proxy card as soon as possible in the enclosed business reply envelope, which requires no postage if mailed in the United States. You may revoke your voted proxy at any time prior to its exercise provided that you comply with the procedures set forth in the Proxy Statement to which this Notice of Annual Meeting of Shareholders is attached. If you attend the Annual Meeting, you may vote in person if you wish.

                                          By order of the
                                          Board of Directors,

                                          [Signature]

                                          Ann M. Caparros
                                          Corporate Secretary
Springfield, Illinois
April 02, 2001

IMPORTANT:  PLEASE MAIL YOUR PROXY PROMPTLY IN THE ENCLOSED ENVELOPE. THE
              MEETING DATE IS MAY 18, 2001.

                                PROXY STATEMENT

                       HORACE MANN EDUCATORS CORPORATION

                        Annual Meeting of Shareholders

                                 May 18, 2001

                              GENERAL INFORMATION

   This Proxy Statement is furnished in connection with the solicitation by the Board of Directors (the "Board") of Horace Mann Educators Corporation (the "Company") of proxies from holders of the Company's common stock, par value $.001 per share (the "Common Stock"). The proxies will be voted at the Annual Meeting of Shareholders to be held on Friday, May 18, 2001, at 9:00 a.m., Central Daylight Savings Time, at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois, and through any adjournment or adjournments thereof (the "Annual Meeting").

   The mailing address of the Company is 1 Horace Mann Plaza, Springfield, Illinois 62715-0001 (telephone number (217) 789-2500). The Proxy Statement and the accompanying proxy card are being first transmitted to Shareholders of the Company on or about April 6, 2001.

   The Board has fixed the close of business on March 19, 2001 as the record date (the "Record Date") for determining the Shareholders of the Company entitled to receive notice of, and to vote at, the Annual Meeting. At the close of business on the Record Date, an aggregate of 40,527,757 shares of Common Stock were issued and outstanding, each share entitling the holder thereof to one vote on each matter to be voted upon at the Annual Meeting. The presence, in person or by proxy, of the holders of a majority of such outstanding shares is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Proxies will be solicited by mail. The Company also intends to make, through bankers, brokers or other persons, a solicitation of beneficial owners of Common Stock.

   At the Annual Meeting, Shareholders of the Company will be asked (i) to elect nine Directors to hold office until the next Annual Meeting of Shareholders and until their respective successors have been duly elected and qualified and (ii) to approve the Company's 2001 Stock Incentive Plan (the "2001 Stock Incentive Plan").

   Shareholders may also be asked to consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

   Copies of the Company's Annual Report to Shareholders and its Annual Report on Form 10-K for the year ended December 31, 2000 were mailed to known Shareholders on or about April 6, 2001.

                          SOLICITATION AND REVOCATION

   PROXIES IN THE FORM ENCLOSED ARE SOLICITED BY AND ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY. THE PERSONS NAMED IN THE FORM OF PROXY HAVE BEEN DESIGNATED AS PROXIES BY THE BOARD OF DIRECTORS. SUCH PERSONS ARE DIRECTORS OF THE COMPANY.

   Shares of Common Stock represented at the Annual Meeting by a properly executed and returned proxy will be voted at the Annual Meeting in accordance with the instructions noted thereon, or if no instructions are noted, the proxy will be voted in favor of the proposals set forth in the Notice of Annual Meeting. A submitted proxy is revocable by a Shareholder at any time prior to it being voted provided that such Shareholder gives written notice to the Corporate Secretary at or prior to the Annual Meeting that such Shareholder intends to vote in person or by submitting a subsequently dated proxy. Attendance at the Annual Meeting by a Shareholder who has given a proxy shall not in and of itself constitute a revocation of such proxy.

   Proxies will be solicited initially by mail. Further solicitation may be made by officers and other employees of the Company personally, by phone or otherwise, but such persons will not be specifically compensated for such services. Banks, brokers, nominees and other custodians and fiduciaries will be reimbursed for their reasonable out-of-pocket expenses in forwarding soliciting material to their principals, the beneficial owners of Common Stock of the Company. The costs of soliciting proxies will be borne by the Company. It is estimated these costs will be nominal.

Shareholder Approval

   Shareholders are entitled to one vote per share on all matters submitted for consideration at the Annual Meeting. The affirmative vote of a plurality of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the election of Directors. The affirmative vote of a majority of the shares of Common Stock represented in person or by proxy at the Annual Meeting is required for the approval of the 2001 Stock Incentive Plan.

   Abstentions may not be specified with regard to the election of Directors. However, abstentions may be specified on the proposal for the approval of the 2001 Stock Incentive Plan. Such abstentions will be counted as present for purposes of approving the 2001 Stock Incentive Plan. Such abstentions will have the effect of a negative vote.

   Please note that under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from beneficial owners.

Absence of Dissenters' or Appraisal Rights

   Under Section 262 of the Delaware General Corporation Law, Shareholders of the Company have the right to dissent from certain actions. In such cases, dissenting Shareholders are entitled to have their shares appraised and to be paid an amount equal to the fair value of their shares, provided that certain procedures perfecting their rights are followed. In the opinion of counsel, the proposals described in this Proxy Statement do not entitle a Shareholder to exercise any such dissenters' or appraisal rights. Accordingly, Shareholders who do not approve of any of the proposals contained in this Proxy Statement will not be entitled to exercise any dissenters' or appraisal rights.

Other Matters

   Other than the matters set forth above, the Board knows of no matters to be brought before the Annual Meeting. However, should any other matters properly come before the meeting, the persons named in the accompanying Form of Proxy will vote or refrain from voting thereon in their discretion.

                                PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

   The By-Laws of the Company provide for the Company to have not less than five nor more than 15 Directors. The following eleven persons currently are serving as Directors of the Company: William W. Abbott, Mary H. Futrell, Emita
B. Hill, Donald E. Kiernan, Louis G. Lower II, Joseph J. Melone, Jeffrey L. Morby, Shaun F. O'Malley, Charles A. Parker, Ralph S. Saul and William J. Schoen. The terms of the current Directors expire at the Annual Meeting. Dr. Hill and Mr. Saul are retiring from the Board of Directors and therefore are not standing for reelection to the Board at the Annual Meeting.

   The proxies solicited by and on behalf of the Board of Directors will be voted "FOR" the election of Mr. Abbott, Dr. Futrell, Mr. Kiernan, Mr. Lower, Mr. Melone, Mr. Morby, Mr. O'Malley, Mr. Parker, and Mr. Schoen (the "Board Nominees") unless such authority is withheld as provided in the proxy. The Company has no reason to believe that any of the foregoing Board Nominees is not available to serve or will not serve if elected, although in the unexpected event that any such Board Nominees should become unavailable to serve as a Director, full discretion is reserved to the persons named as proxies to vote for such other persons as may be nominated. Each Director will serve until the next Annual Meeting of Shareholders and until his or her respective successor is duly elected and qualified.

Nominees

   The following information, as of March 19, 2001, is provided with respect to each Board Nominee:

William W. Abbott, 69......  Mr. Abbott has been a Director of the Company
Chairman of the              since September 1996. He is currently self-
Compensation Committee;      employed as a business consultant. In 1989,
Member of the Organization   Mr. Abbott retired from 35 years of service at
Committee and Audit          Procter & Gamble, as a Senior Vice President in
Committee of the Board       charge of worldwide sales and other operations.
                             He served as a member of the Board of Directors of Armstrong World Industries from 1982 to 1994.
                             He currently serves as a member of the Boards of Directors of Millenium Ban Corp., Fifth Third
                             Bank of Naples, Florida and Acorn Products, Inc.,
                             (which he also serves as Chairman of the Board), a member of the Advisory Board of Manco, a member of the Board of Overseers of the Duke Cancer
                             Center, and an Executive Professor at Florida
                             Gulf Coast University.

Mary H. Futrell, 60........  Dr. Futrell has been a Director of the Company
Member of the Organization   since February 2001. She is currently Dean of the
Committee, Audit Committee   Graduate School of Education and Human
and Executive Committee of   Development, and Director of the Institute for
the Board                    Curriculum, Standards and Technology, The George
                             Washington University, positions she has held for more than 5 years. In addition, Dr. Futrell is Professor, Department of Education Leadership, a position she has held since 1999. Dr. Futrell is also President, Education International and past
                             President, National Education Association and
                             Virginia Education Association.

Donald E. Kiernan, 60......  Mr. Kiernan has been a Director of the Company
Member of the Compensation   since February 1998. He is currently the Senior
Committee, Investment &      Executive Vice President and Chief Financial
Finance Committee and        Officer of SBC Communications Inc., positions he
Audit Committee of the       has held since 1999. From 1993 to 1999, Mr.
Board                        Kiernan served as Senior Vice President,
                             Treasurer and Chief Financial Officer of SBC
                             Communications Inc. He currently serves as a member of the Boards of Directors of Pacific
                             Telesis Group, Pacific Bell, Southwestern Bell
                             Telephone Company, and BioNumerik
                             Pharmaceuticals, Inc.

Louis G. Lower II, 55......  Mr. Lower joined the Company as Director,
President and Chief          President and Chief Executive Officer in February
Executive Officer; Member    2000. Prior to that, he served as Chief Executive
of the Executive             Officer of Allstate Life Insurance Company, a
Committee, Organization      position he held from January 1990 through
Committee and Investment &   January 2000. He currently serves as a member of
Finance Committee of the     the Boards of Directors of the Life Office
Board                        Management Association and Chicago Botanic
                             Garden. Mr. Lower has over 20 years experience in the insurance industry.

Joseph J. Melone, 69.......  Mr. Melone has been a Director of the Company
Member of the Investment &   since February 2001. Prior to his retirement in
Finance Committee,           1998, he served as President and Chief Executive
Compensation Committee and   Officer of The Equitable Companies Inc. (1996-
Organization Committee of    1998), Chairman and Chief Executive Officer of
the Board                    The Equitable Life Assurance Society (1994-1998),
                             and Chairman and Chief Executive Officer of The
                             Equitable Variable Life Insurance Company (1990-
                             1998). Prior to 1990, Mr. Melone served as
                             President of Prudential Insurance Company. He currently serves as a member of the Boards of Directors of Bysis, Inc. and Foster-Wheeler
                             Corporation.

Jeffrey L. Morby, 63.......  Mr. Morby has been a Director of the Company
Member of the Executive      since September 1996. He is currently self-
Committee, Compensation      employed as a business consultant and investor.
Committee, Investment &      Mr. Morby serves as a Director and Chairman of
Finance Committee and        AMARNA Corporation, and a general partner of
Audit Committee of the       AMARNA Partners. Mr. Morby retired on June 30,
Board                        1996 as Vice Chairman of Mellon Bank Corporation
                             and Mellon

                             Bank, N.A., positions he had held for more than five years. As Vice Chairman of Mellon Bank, he served on the Boards of Directors of numerous entities affiliated with Mellon Bank. In addition, Mr. Morby serves on the Boards of Directors of Alung Technologies, Inc., Duquesne University, Pittsburgh Cultural Trust, Pittsburgh City Theater Company, International Advisors of the City of Wuhan, China and International Council of the World Wildlife Fund. Mr. Morby also serves as Chairman of China Center of the Greater Pittsburgh Metropolitan Area.

Shaun F. O'Malley, 65......  Mr. O'Malley has been a Director of the Company
Chairman of the Audit        since September 1996. He is currently Chairman
Committee, Member of the     Emeritus of Price Waterhouse LLP, a title he has
Organization Committee and   held since July 1995. Prior to that, he served as
Investment & Finance         Chairman and Senior Partner of Price Waterhouse
Committee of the Board       LLP. He currently serves as a member of the
                             Boards of Directors of the Finance Company of Pennsylvania, Regulus Group, LLC, Vlasic Foods
                             International, and The Philadelphia
                             Contributionship, and as a member of the Board of Trustees of the University of Pennsylvania and The Curtis Institute of Music and the Board of
                             Overseers of the Wharton School.

Charles A. Parker, 66......  Mr. Parker has been a Director of the Company
Member of the Executive      since September 1997. He retired in 1995 after 17
Committee, Organization      years of service at The Continental Corporation,
Committee and Investment &   including service as Executive Vice President,
Finance Committee of the     Chief Investment Officer and Director. He
Board                        currently serves as a member of the Boards of
                             Directors of Amerindo Funds and T.C.W.
                             Convertible Fund, as a member of the Business
                             Advisory Council of the University of Colorado
                             School of Business and as a Governor of the Burridge Center for Research in Security Prices
                             (University of Colorado School of Business).

William J. Schoen, 65......  Mr. Schoen has been a Director of the Company
Chairman of the Investment   since September 1996. He is currently the
& Finance Committee,         Chairman of the Board of Health Management
Member of the Compensation   Associates, Inc., a position he has held for more
Committee, Organization      than five years. He serves on the Board of
Committee and Audit          Directors of Health Management Associates and
Committee of the Board       many of its subsidiaries.

Directors Retiring from the Board at the Annual Meeting

   The following information, as of March 19, 2001, is provided with respect to the Members retiring from the Board:

Emita B. Hill, 65... Member  Dr. Hill has been a Director of the Company since
of the Compensation          September 1996. She is currently the Chancellor
Committee, Organization      Emeritus of Indiana University Kokomo, a title
Committee and Audit          she has held since 1999. Prior to that, she
Committee of the Board       served as Chancellor of Indiana University
                             Kokomo, a position she held for more than five years.

Ralph S. Saul, 78..........  Mr. Saul has been a Director of the Company since
Chairman of the Board,       June 1995. He currently serves as a Director of
Chairman of the              The Brookings Institution, the Committee for
Organization Committee,      Economic Development, as a member of the Advisory
Member of the Executive      Board of Banc Funds, and as a member of the Panel
Committee and Investment &   on Audit Effectiveness of the accounting
Finance Committee of the     profession's Public Oversight Board. During his
Board                        career, in addition to the aforementioned
                             positions, he has served as Director of the Division of Trading and Markets of the United

                             States Securities and Exchange Commission,
                             President of the American Stock Exchange, Chief Executive Officer of INA Corporation, and Co-Chief Executive Officer and Chairman of the Board of CIGNA Corporation.

Executive Officers

   Set forth below is certain information, as of March 19, 2001, with respect to the Executive Officers of the Company and its subsidiaries who are not Directors of the Company (Louis G. Lower II, President and Chief Executive Officer, is discussed above):

Peter H. Heckman, 55.......  Mr. Heckman was named Executive Vice President
Executive Vice President     and Chief Financial Officer ("CFO") in May 2000.
and Chief Financial          Prior to that, he served as Vice President of
Officer                      Allstate Life Insurance Company, a position he
                             held from 1988 through 1999. Mr. Heckman has over 25 years of experience in the insurance industry.

George J. Zock, 50.........  Mr. Zock was named Executive Vice President in
Executive Vice President,    September 1997. Mr. Zock is responsible for
Insurance Operations         insurance operations. He also served as Senior
                             Vice President from February 1992 to September
                             1997 and Treasurer from September 1989 to April
                             1997. Mr. Zock has been with the Company for 27 years.

Thomas K. Manion, 54 ......  Mr. Manion was named Senior Vice President and
Senior Vice President and    Controller in July 2000. He previously served as
Controller                   Vice President and Controller of Wausau Mutual
                             Insurance Companies, positions he held from November 1996 through June 2000. Prior to that, he served as Vice President, Treasurer and Chief
                             Financial Officer of Automobile Club Insurance
                             Company, a position he held from April 1990
                             through November 1996. Mr. Manion has over 25 years of experience in the insurance industry.

Ann M. Caparros, 48........  Ms. Caparros joined the Company in March 1994 as
General Counsel, Chief       Vice President, General Counsel and Corporate
Compliance Officer and       Secretary. Ms. Caparros has 23 years of
Corporate Secretary          experience in the insurance industry.

J. Michael Henderson, 59...  Mr. Henderson joined the Company in September
Vice President and           1997 as Vice President and Treasurer. From March
Treasurer                    1985 through September 1997, Mr. Henderson was
                             associated with Bear Stearns and served as a Managing Director.

Special Advisory Board

   The Company maintains a special advisory board composed of leaders of education associations. The Company meets with the special advisory board on a regular basis. The educators and education association leaders serving on the special advisory board receive a fee of $200 plus expenses for each special advisory board meeting attended. The special advisory board met two times in 2000.

Board of Directors

   There were eleven members on the Company's Board of Directors as of March 19, 2001. The Board met six times during 2000. No Director of the Company attended fewer than 75% of the meetings held during the period of 2000 for which he or she has been a Director, nor did any Director attend fewer than 75% of the meetings of committees to which he or she was appointed held during the period of 2000 for which he or she has been a Director.

   The standing committees of the Board consist of the Executive Committee, Compensation Committee, Organization Committee, Investment & Finance Committee and Audit Committee. Each standing committee has a charter which defines its role and power.

   The Executive Committee exercises certain powers of the Board during intervals between meetings of the Board and, as requested by the Chief Executive Officer, acts as a sounding board for discussing strategic and operating issues between meetings of the Board. The current members of the Committee are Mr. Saul (Chairman), Dr. Futrell, Mr. Lower, Mr. Morby and Mr. Parker. The Executive Committee met once during 2000.

   The Compensation Committee reviews, approves and recommends the compensation of Officers and Directors of the Company. The current members of the Committee are Mr. Abbott (Chairman), Dr. Hill, Mr. Kiernan, Mr. Melone, Mr. Morby and Mr. Schoen. The Compensation Committee met four times during 2000.

   The Organization Committee oversees planning relating to the Senior Management of the Company and Chief Executive Officer succession issues and also recommends nominees to the Board of Directors. The Organization Committee will consider nominees recommended by Shareholders. Nominations may be submitted in writing to Ann M. Caparros, Corporate Secretary. Current members of the Committee are Mr. Saul (Chairman), Mr. Abbott, Dr. Futrell, Dr. Hill, Mr. Lower, Mr. Melone, Mr. O'Malley, Mr. Parker and Mr. Schoen. The Organization Committee met three times during 2000.

   The Investment & Finance Committee approves investment strategies and monitors the performance of investments made on behalf of the Company and its subsidiaries and oversees issues and decisions relating to the Company's capital structure. Current members of the Committee are Mr. Schoen (Chairman), Mr. Kiernan, Mr. Lower, Mr. Melone, Mr. Morby, Mr. O'Malley, Mr. Parker and Mr. Saul. The Committee met four times during 2000.

   The Audit Committee oversees the financial reporting and internal operating controls of the Company. It meets with both Management and the Company's independent public accountants. The current members of the Committee are Mr. O'Malley (Chairman), Mr. Abbott, Dr. Futrell, Dr. Hill, Mr. Kiernan, Mr. Morby and Mr. Schoen. The Committee met ten times during 2000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

   The Audit Committee oversees the Company's financial reporting process on behalf of the Board of Directors. The Audit Committee is composed of seven directors, each of whom is independent as defined by the New York Stock Exchange listing standards. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the committee reviewed the audited financial statements in the Annual Report on Form 10-K with management including a discussion of the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

   The Audit Committee has discussed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgements as to the quality, not just the acceptability, of the Company's accounting principles and such other matters as required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the Audit Committee has received from the independent auditors the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees) and discussed with them their independence from the Company and its management.

   The Audit Committee discussed with the Company's internal and independent auditors the overall scope and plans for their respective audits. The Audit Committee meets with the internal and the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting. The Audit Committee held ten meetings during fiscal year 2000.

   In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2000 for filing with the Securities and Exchange Commission.

   The Board has adopted the Charter for the Audit Committee attached hereto as Exhibit A.

AUDIT COMMITTEE
SHAUN F. O'MALLEY Chairman

WILLIAM W. ABBOTT, MARY H. FUTRELL, EMITA B. HILL, DONALD E. KIERNAN, JEFFREY
L. MORBY, and WILLIAM J. SCHOEN, Members

                         SECURITY OWNERSHIP OF CERTAIN
                       BENEFICIAL OWNERS AND MANAGEMENT

   The following tables set forth certain information regarding the Company's Common Stock owned on March 19, 2001 by each person who is known by the Company to own beneficially more than 5% of the Company's Common Stock, and by each of the Company's Directors, the Company's CEO and the other four highest compensated Executive Officers (collectively the "Named Executive Officers"), and by all Directors, and Executive Officers of the Company as a group. Except as otherwise indicated, to the Company's knowledge, all shares are beneficially owned and investment and voting power is held solely by the persons named as owners.

                                                         Amount of
 Title of                                                Beneficial Percent
 Class                    Beneficial Owner               Ownership  of Class
 --------                 ----------------               ---------- --------
 Security Ownership of 5% Beneficial Owners
 Common Stock Ariel Capital Management, Inc. (1)......   6,582,775     16%
 Common Stock First Pacific Advisors, Inc. (2)........   2,597,200      6%

 Security Ownership of Directors and Executive Officers
 Common Stock William W. Abbott (3)...................      26,616      *
 Common Stock Mary H. Futrell (4).....................         628      *
 Common Stock Emita B. Hill (5).......................      12,779      *
 Common Stock Donald E. Kiernan (6)...................      14,421      *
 Common Stock Louis G. Lower II (7)...................     228,583      *
 Common Stock Joseph J. Melone (8)....................       2,785      *
 Common Stock Jeffrey L. Morby (9)....................      17,383      *
 Common Stock Shaun F. O'Malley (10)..................      16,536      *
 Common Stock Charles A. Parker (11)..................      12,624      *
 Common Stock Ralph S. Saul (12)......................      42,979      *
 Common Stock William J. Schoen (13)..................     115,664      *
 Common Stock Peter H. Heckman (14)...................      65,541      *
 Common Stock George J. Zock (15).....................     181,724      *
 Common Stock Ann M. Caparros (16)....................      22,842      *
 Common Stock J. Michael Henderson (17)...............      26,336      *
 Common Stock All Directors and Executive Officers as
              a group (16 persons) (3), (4), (5), (6),
              (7), (8), (9), (10), (11), (12), (13),
              (14), (15), (16), (17), (18)............     793,813      2%

--------
    * Less than 1%.
 (1) Ariel Capital Management, Inc. has a principal place of business at 200 East Randolph Drive, Suite 2900, Chicago, IL 60601 and is an investment adviser registered under section 203 of the Investment Advisers Act of 1940. All securities reported are owned by investment advisory clients of Ariel Capital Management, Inc., no one of which to the knowledge of Ariel Capital Management, Inc. owns more than 5% of the class. The foregoing is based on Amendment No. 4 to Schedule 13G filed by Ariel Capital Management, Inc. in February 2001.

 (2) First Pacific Advisors, Inc. has a principal place of business at 11400 West Olympic Boulevard, Suite 1200, Los Angeles, CA 90064 and is an investment adviser. All securities reported were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect. The foregoing is based on the Schedule 13G filed by First Pacific Advisors, Inc. in February 2001.
 (3) Includes 13,338.496 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 4,400 shares of Common Stock which are currently exercisable pursuant to the Option Plan, and 1,778 shares which are owned by a trust as to which Mr. Abbott is a trustee.
 (4) Consists entirely of 627.888 Common Stock Equivalent Units pursuant to the Director Stock Plan.
 (5) Includes 8,379.383 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 4,400 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
 (6) Includes 8,221.456 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 4,400 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
 (7) Includes 6,082.949 Common Stock Equivalent Units pursuant to the Deferred Compensation Plan. Also includes options to purchase 212,500 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 787,500 shares granted pursuant to the Option Plan, 150,000 of which will vest on January 1, 2002, 62,500 of which will vest on February 14, 2002, 150,000 of which will vest on January 1, 2003, 62,500 of which will vest on February 14, 2003, 150,000 of which will vest on January 1, 2004, 62,500 of which will vest on February 14, 2004 and 150,000 of which will vest on January 1, 2005.
 (8) Includes 784.830 Common Stock Equivalent Units pursuant to the Director Stock Plan.
 (9) Includes 12,982.789 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 4,400 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
(10) Includes 11,735.545 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 4,400 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
(11) Includes 8,223.986 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 4,400 shares of Common Stock which are currently exercisable pursuant to the Option Plan.
(12) Includes 28,379.275 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 8,600 shares of Common Stock which are currently exercisable pursuant to the Option Plan and 4,000 shares which are owned by a trust as to which Mr. Saul is a trustee.
(13) Includes 14,064.417 Common Stock Equivalent Units pursuant to the Director Stock Plan. Also includes options to purchase 4,400 shares of Common Stock which are currently exercisable pursuant to the Option Plan and 97,200 shares owned by trusts as to which Mr. Schoen is a trustee.
(14) Includes 3,041.475 Common Stock Equivalent Units pursuant to the Deferred Compensation Plan. Also includes options to purchase 62,500 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 237,500 shares granted pursuant to the Option Plan, 50,000 of which will vest on January 01, 2002, 12,500 of which will vest on February 14, 2002, 50,000 of which will vest on January 01, 2003, 12,500 of which will vest on February 14, 2003, 50,000 of which will vest on January 01, 2004, 12,500 of which will vest on February 14, 2004 and 50,000 of which will vest on January 01, 2005.
(15) Includes options to purchase 42,650 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 32,550 shares granted pursuant to the Option Plan, 3,750 of which will vest on April 28, 2001, 8,750 of which will vest on February 14, 2002, 2,550 of which will vest on February 23, 2002, 8,750 of which will vest on February 14, 2003 and 8,750 of which will vest on February 14, 2004. Also includes 67,538 shares held by his wife, as to which Mr. Zock shares voting and dispositive power.
(16) Includes 453.55 Common Stock Equivalent Units pursuant to the Deferred Compensation Plan. Also includes options to purchase 22,375 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 5,925 shares granted pursuant to the Option Plan, 750 of which will vest on April 28, 2001, 1,425 of which will vest on February 14, 2002, 900 of which will vest on February 23, 2002, 1,425 of which will vest on February 14, 2003 and 1,425 of which will vest on February 14, 2004.
(17) Includes 198.464 Common Stock Equivalent Units pursuant to the Deferred Compensation Plan. Also includes options to purchase 26,137.5 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 4,512.5 shares granted pursuant to the Option Plan, 250 of which will vest on April 28, 2001, 925 of which will vest on February 14, 2002, 1,487.5 of which will vest on February 23, 2002, 925 of which will vest on February 14, 2003 and 925 of which will vest on February 14, 2004.
(18) Includes options for the group of Directors and Executive Officers to purchase 411,512.5 shares of Common Stock which are currently exercisable pursuant to the Option Plan. Does not include options to purchase 1,085,837.5 shares which vest in the future. The grant dates and vesting schedules vary; however, each award expires 10 years from the date of grant. Also includes 106,738.065 Common Stock Equivalent Units pursuant to the Director Stock Plan and 10,197.39 Common Stock Equivalent Units pursuant to the Deferred Compensation Plan.

Section 16(a) Beneficial Ownership Reporting Compliance

   The Company has established procedures by which Executive Officers and Directors provide relevant information regarding transactions in Company stock to a Company representative and the Company prepares and files the required ownership reports. Based on a review of those reports and other written representations, the Company believes that, with the following exception, there was full compliance with the reporting requirements under Section 16(a). In 2000, Mr. Manion was awarded stock options at the time of his hire which were reported but not on a timely basis.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

   The following Summary Compensation Table sets forth all reportable compensation awarded to, earned by or paid to the Company's former Chief Executive Officer, current Chief Executive Officer and the other four most highly compensated Executive Officers for services rendered in the capacities described above.

                                  Annual
                               Compensation     Long-term Compensation
                              --------------- --------------------------
                                                    Awards       Payouts
                                              ------------------ -------
                                              Restricted          LTIP    All Other
   Name and Principal         Salary   Bonus    Stock    Options Payouts Compensation
        Position         Year   ($)   ($)(4)  Awards ($) (#)(5)  ($)(6)     ($)(7)
   ------------------    ---- ------- ------- ---------- ------- ------- ------------
Louis G. Lower II(1).... 2000 458,337 400,000  138,400   750,000 300,000    127,844(8)
 President & Chief
  Executive Officer      1999       0       0        0   250,000       0          0

Paul J. Kardos(2)....... 2000 170,835       0        0         0  23,915  2,324,436(9)
 Former Chairman of the
  Board,                 1999 410,004 400,000        0         0 192,694     17,134(9)
 President & Chief
  Executive Officer      1998 410,004 400,000        0    50,400 383,887     17,134(9)

Peter H. Heckman(3)..... 2000 218,269 150,000        0   300,000 150,000    117,981(10)
 Executive Vice
 President &
 Chief Financial Officer

George J. Zock.......... 2000 250,008       0        0    35,000  29,163     17,678(11)
 Executive Vice
  President--            1999 239,588       0        0         0  93,835     16,510(11)
 Insurance Operations    1998 225,000  69,863        0    25,200 175,556     16,510(11)

Ann M. Caparros......... 2000 172,188       0        0     5,700  10,043     15,650(12)
 General Counsel & Chief 1999 164,719       0        0         0  32,256     14,750(12)
 Compliance Officer      1998 158,501  16,246        0     3,600  61,835     13,150(12)

J. Michael Henderson.... 2000 167,836       0        0     3,700   9,789     13,674(13)
 Vice President &
  Treasurer              1999 161,250       0        0         0  31,577     12,862(13)
                         1998 150,000  57,186        0     6,950  58,519     11,089(13)

--------
 (1) Mr. Lower was hired effective February 1, 2000, pursuant to an employment agreement executed in December 1999, which included the grant of stock options in 1999.
 (2) Mr. Kardos retired from the Company effective May 31, 2000.
 (3) Mr. Heckman was hired effective April 10, 2000.
 (4) The Annual Compensation Bonus amounts are paid pursuant to the Horace Mann Educators Corporation Short-Term Incentive Plan.
 (5) The Options are awarded pursuant to the Horace Mann Educators Corporation 1991 Stock Incentive Plan. The number of options shown for 1998, reflects an award made in 1998 and an award made in 1999 based on 1998 performance as discussed in the Report on Executive Compensation of the Compensation Committee of the Board of Directors in the Proxy Statement for the 1999 Annual Shareholders meeting.
 (6) The Long-term Compensation Payout amounts are paid pursuant to the Horace Mann Educators Corporation Long-term Incentive Plan.
 (7) Includes Company contributions to the Horace Mann Supplemental Retirement and Savings ("401(k)") Plan and to the Horace Mann Money Purchase Pension ("MPP") Plan (both defined contribution plans) and Company contributions attributable to group term life insurance premiums.
 (8) For Mr. Lower, $5,100 was contributed to the 401(k) Plan in 2000. In addition, $8,500 was contributed to the MPP Plan on behalf of Mr. Lower in 2000. In 2000, $45 was attributed to group term life insurance premiums. Also includes $114,199 for relocation expenses.

 (9) For Mr. Kardos, $5,100 was contributed to the 401(k) Plan in 2000, $4,800 in 1999, and $4,800 in 1998. In addition, $11,900 was contributed to the MPP Plan on behalf of Mr. Kardos in 2000, $11,200 in 1999, and $11,200 in 1998. In 2000, $378 was attributed to group term life insurance premiums, $1,134 in 1999, and $1,134 in 1998. In connection with the Board's decision to hire a new CEO, Mr. Kardos and the Board mutually agreed to accelerate Mr. Kardos' employment contract and the payments therein as described in Agreements with Key Employees. In 2000, Mr. Kardos received $36,268 for unused vacation, an accelerated short-term bonus payment of $633,333, a lump sum distribution from the nonqualified MPP Plan of $517,906, seven monthly payments payable under the defined benefit portion of the ESERP totaling $358,566, monthly benefit payments from the Horace Mann Pension Plan totaling $66,042, a lump sum payment from the MPP Plan totaling $154,172, additional one-time retirement compensation and associated taxes of $23,479, the payment of FICA taxes for exercise of stock options of $38,959 and an acceleration of salary payments of $478,333.
(10) For Mr. Heckman, $5,100 was contributed to the 401(k) Plan in 2000. In addition, $8,500 was contributed to the MPP Plan on behalf of Mr. Heckman in 2000. In 2000, $33 was attributed to group term life insurance premiums. Also includes $104,348 for relocation expenses.
(11) For Mr. Zock, $5,100 was contributed to the 401(k) Plan in 2000, $4,800 1999, and $4,800 in 1998. In addition, $11,900 was contributed to the MPP Plan on behalf of Mr. Zock in 2000, $11,200 in 1999, and $11,200 in 1998.
     In 2000, $678 was attributed to group term life insurance premiums, $510 in 1999 and $510 in 1998.
(12) For Ms. Caparros, $5,100 was contributed to the 401(k) Plan in 2000, $4,800 in 1999, and $4,800 in 1998. In addition, $10,200 was contributed to the MPP Plan on behalf of Ms. Caparros in 2000, $9,600 in 1999, and $8,000 in 1998. In 2000, $350 was attributed to group term life premiums, $350 in 1999 and $350 in 1998.
(13) For Mr. Henderson, $5,100 was contributed to the 401(k) Plan in 2000, $4,800 in 1999, and $3,027 in 1998. In addition, $8,500 was contributed to the MPP Plan on behalf of Mr. Henderson in 2000, $8,000 in 1999, and $8,000 in 1998. In 2000, $74 was attributed to group term life premiums, $62 in 1999 and $62 in 1998.

OPTION GRANTS IN LAST FISCAL YEAR

                                                                       Grant
                                                                        Date
                                    Individual Grants                  Value
                          ----------------------------------------- ------------
                                      Options
                                     Granted to
                                     Employees  Exercise
                          Options    in Fiscal  or Base              Grant Date
                          Granted       Year     Price   Expiration   Present
  Name                      (#)      % of Total  ($/Sh)     Date     Value ($)
  ----                    -------    ---------- -------- ---------- ------------
Louis G. Lower II........ 500,000(1)    34.0     18.08   02/01/2010 4,945,919(2)
Peter H. Heckman......... 190,000(1)    12.9     17.11   04/10/2010 1,513,547(3)
Peter H. Heckman.........  60,000(1)     4.1     16.38   05/25/2010   488,495(4)

--------
(1) These awards to Mr. Lower and Mr. Heckman were made pursuant to each of their employment agreements as described in the section Agreements with Key Employees. The options vest in five equal annual installments beginning on January 1, 2001.
(2) The Bloomberg standard option valuation model for American options was used to calculate the present value of the option on the grant date. The valuation assumed an expected volatility rate of 65%, a risk-free rate of return of 6.6%, a dividend yield of 2.2% and a delay in exercise based on vesting. There were no adjustments made for non-transferability or risk of forfeiture.
(3) The Bloomberg standard option valuation model for American options was used to calculate the present value of the option on the grant date. The valuation assumed an expected volatility rate of 50%, a risk-free rate of return of 5.8%, a dividend yield of 2.5% and a delay in exercise based on vesting. There were no adjustments made for non-transferability or risk of forfeiture.

(4) The Bloomberg standard option valuation model for American options was used to calculate the present value of the option on the grant date. The valuation assumed an expected volatility rate of 57%, a risk-free rate of return of 6.3%, a dividend yield of 2.0% and a delay in exercise based on vesting. There were no adjustments made for non-transferability or risk of forfeiture.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
AND FISCAL YEAR-END OPTION VALUES

                           Shares                Number of Securities      Value of Unexercised
                          Acquired     Value    Underlying Unexercised         In-the-Money
                         On Exercise Realized    Options at FY-END (#)     Options at FY-END ($)
    Name                     (#)        ($)    Exercisable/Unexercisable Exercisable/Unexercisable
    ----                 ----------- --------- ------------------------- -------------------------
Louis G. Lower II.......                                0 / 750,000                  0 / 2,108,750
Paul J. Kardos..........   500,000   2,647,884     67,800 /  12,600                  0 /         0
Peter H. Heckman........                                0 / 250,000                  0 / 1,110,050
George J. Zock..........                           31,350 /   8,850                  0 /         0
Ann M. Caparros.........                           20,050 /   2,550                  0 /         0
J. Michael Henderson....                           23,725 /   3,225                  0 /         0

LONG-TERM INCENTIVE PLANS--AWARDS IN LAST FISCAL YEAR

                                                  Estimated Future Payouts
                           Performance or   Under Non-Stock Price-Based Plans(1)
                         Other Period Until -----------------------------------------
                           Maturation or      Threshold     Target        Maximum
    Name                       Payout            (%)         (%)            (%)
    ----                 ------------------ ------------- ------------  -------------
Louis G. Lower II(2)....     1999-2002                  0        60.00         120.00
                             2000-2003                  0        60.00         120.00
                             2001-2004                  0        60.00         120.00
Paul J. Kardos..........     1997-2000                  0        60.00         120.00
Peter H. Heckman(2).....     2000-2003                  0        50.00         100.00
                             2001-2004                  0        50.00         100.00
George J. Zock..........     1998-2001                  0        50.00         100.00
                             1999-2002                  0        50.00         100.00
                             2000-2003                  0        50.00         100.00
                             2001-2004                  0        50.00         100.00
Ann M. Caparros.........     1998-2001                  0        30.00          60.00
                             1999-2002                  0        30.00          60.00
                             2000-2003                  0        30.00          60.00
                             2001-2004                  0        30.00          60.00
J. Michael Henderson....     1998-2001                  0        25.00          50.00
                             1999-2002                  0        25.00          50.00
                             2000-2003                  0        25.00          50.00
                             2001-2004                  0        25.00          50.00

--------
(1) The Threshold, Target and Maximum numbers are the percentage of the individual's base salary at the final date of the applicable performance period.
(2) For Mr. Lower and Mr. Heckman, the Long-term Incentive Plan amount payable in 2001 is guaranteed as described in the section Agreements with Key Employees.

PENSION AND EXCESS PENSION PLANS

   The following pension table illustrates the total benefits available without considering social security offsets.

                           Years of Covered Service

   Covered Remuneration ($)      15        20        25        30        35
   ------------------------    -------   -------   -------   -------   -------
     125,000                    37,500    50,000    62,500    75,000    75,000
     150,000                    45,000    60,000    75,000    90,000    90,000
     175,000                    52,500    70,000    87,500   105,000   105,000
     200,000                    60,000    80,000   100,000   120,000   120,000
     225,000                    67,500    90,000   112,500   135,000   135,000
     250,000                    75,000   100,000   125,000   150,000   150,000
     300,000                    90,000   120,000   150,000   180,000   180,000
     400,000                   120,000   160,000   200,000   240,000   240,000
     450,000                   135,000   180,000   225,000   270,000   270,000
     500,000                   150,000   200,000   250,000   300,000   300,000
     600,000                   180,000   240,000   300,000   360,000   360,000
     700,000                   210,000   280,000   350,000   420,000   420,000
     800,000                   240,000   320,000   400,000   480,000   480,000
     900,000                   270,000   360,000   450,000   540,000   540,000
   1,000,000                   300,000   400,000   500,000   600,000   600,000

--------
(1) Represents the maximum combined benefits payable from all qualified and nonqualified pension plans based on the pre-August 29, 1989 formula, as defined below, without regard to social security offsets.

(2) As of December 31, 2000, Mr. Lower has 0 years of credited service, Mr. Heckman has 0 years; Mr. Zock has 25 years; Ms. Caparros has 6 years and Mr. Henderson has 3 years.

   Compensation for purposes of the defined benefit plan includes only compensation earned while participating in the defined benefit plan. In general, eligible compensation for Executive Officers includes base salaries and cash bonuses. Although compensation voluntarily deferred by an employee is not considered as eligible earnings for pension purposes, there is a special exception for employees who participate in the Company's defined contribution (401(k)) plan. The employee's tax-deferred contributions to that plan are eligible earnings under the defined benefit plan. In addition, any amount selected pursuant to Section 125 of the Internal Revenue Code is also considered eligible earnings under the defined benefit plan.

   For participants hired prior to August 29, 1989, annual benefits would be determined by multiplying an average of the 36 highest consecutive months of earnings by 2% times years of credited service minus 50% of the social security income benefit earned while an employee. For participants hired after August 29, 1989, benefits would be determined by multiplying an average of the 36 highest consecutive months of earnings by 1.6% times years of credited service. Under the terms of the Plan, a maximum of 30 years is eligible for credited service. The CEO's retirement benefits are described in the section Agreement with Key Employees.

DIRECTOR COMPENSATION

   A Director, other than an Officer of the Company, receives an annual retainer of $25,000 and a fee of $1,000 plus expenses for attendance (whether in person or by telephone) at each Board and Board Committee meeting. The Chairman of each Committee receives an additional annual retainer of $2,500 for serving in such capacity. The Chairman of the Board receives an annual retainer of $75,000 in addition to the other fees described above. Directors have the option to take all or part of such fees in the form of Common Stock of the Company, on a deferred compensation basis, with a 25% matching addition to the sums listed above made by the Company pursuant to the Director Stock Plan. In addition to the foregoing compensation, in May 2000 the Chairman of the Board was granted 6,000 stock options and each Director was granted 1,800 stock options at market price pursuant to the Horace Mann Educators Corporation 1991 Stock Incentive Plan.

AGREEMENTS WITH KEY EMPLOYEES

   Effective February 1, 2000, the Company entered into an employment agreement with Mr. Lower employing him as the Company's President and Chief Executive Officer. That agreement is an exhibit to the Company's Annual Report on Form 10-K for 2000. The term of that agreement expired on December 31, 2000 but is subject to an annual evergreen renewal which extends the agreement an additional year on each September 1, so long as neither Mr. Lower or the Company has, prior to September 1, notified the other that the agreement will not so extend. Its current expiry date is December 31, 2001. The agreement provides for an annual salary of $500,004 and for Mr. Lower to participate in the Company's short and long-term bonus plans, with minimum guaranteed bonuses under each of those plans for payments in 2001 ($400,000 and $300,000, respectively). Mr. Lower received a stock grant of 10,000 shares of Common Stock and options to purchase 750,000 shares of Common Stock, vesting 150,000 on January 1, 2001 and each successive January 1 through January 1, 2005 so long as he is employed by the Company on each such date. The Company also agreed to pay the following retirement benefits to Mr. Lower:

      Last Date of Employment                                     Annual Benefit
      -----------------------                                     --------------
      On or prior to December 31, 2000...........................    $      0
      January 1, 2001 to December 31, 2001.......................    $ 45,000
      January 1, 2002 to December 31, 2002.......................    $ 90,000
      January 1, 2003 to December 31, 2003.......................    $135,000
      January 1, 2004 or later...................................    $180,000

   The agreement contains provisions regarding reimbursement of Mr. Lower's costs of moving to Springfield, Illinois, including under certain circumstances covering any loss on sale of the house he has purchased in Springfield and provisions relating to Mr. Lower's death, disability or other termination of his employment. In addition, the agreement provides that if there is a Change of Control, as defined therein, and Mr. Lower's employment is within three years thereof actually or constructively terminated, Mr. Lower will be paid a lump-sum cash amount equal to the sum of (i) three times the greater of his highest annual cash compensation from the Company or $1,200,000 and (ii) the actuarially determined present value of Mr. Lower's retirement benefits calculated as if he had been employed by the Company until the date which is three years after the Change in Control. Mr. Lower's other benefits are also continued for three years and there is an excise tax gross-up provision.

   Effective February 1, 2000, the Company amended its existing employment agreement with Mr. Kardos, providing for his retirement from the Company on May 31, 2000. That agreement is an exhibit to the Company's Annual Report on Form 10-K for 2000. The amendment provided for Mr. Kardos to receive 5/12 of the short and long-term bonuses he would have received for calendar year 2000 (less the $400,000 guaranteed short-term bonus for that period) and for him to receive a lump sum payment on May 31, 2000 of $1,111,666.

   The Company entered into an employment agreement with Mr. Heckman, Executive Vice President & Chief Financial Officer, effective April 10, 2000. That agreement is an exhibit to the Company's Annual Report on Form 10-K for 2000. The agreement provides for an annual salary of $300,000 and for Mr. Heckman to participate in the Company's short and long-term bonus plans, with minimum guaranteed bonuses under each of those plans for payments in 2001 ($150,000 each). Mr. Heckman received a total grant of stock options to purchase 250,000 shares of Common Stock, vesting 50,000 on January 1, 2001 and each successive January 1 through January 1, 2005 so long as he is employed by the Company on each such date.

   In addition, the Company has entered into agreements with certain key employees, including each of Mr. Heckman, Mr. Zock, Ms. Caparros and Mr. Henderson, which provide that if, within three years after a change in control of the Company, the employee is terminated from employment by the Company, whether actually or constructively, for any reason other than cause, the employee will receive (i) a one-time cash payment, (ii) continued insurance coverage for a specified period, (iii) the present value of such employee's accrued benefits as of the date of termination under the Company's nonqualified supplemental pension plan(s) (which amount will be offset against any amount payable under such plan) and (iv) a payment sufficient to negate the effect on such employee of excise taxes attributable to the benefits received by the employee under the agreement. For Mr. Heckman, Mr. Zock and Ms. Caparros, the one-time cash payment would be equal to 2.9 times the highest annual cash compensation (salary and bonus) received by the employee in the five preceding years, and the specified period during which such employee's insurance benefits would continue is two years, 11 months. For Mr. Henderson, the one-time cash payment would be equal to two times the highest annual cash compensation (salary and bonus) received by the employee in the five preceding years, and the specified period during which his insurance benefits would continue is two years.

REPORT ON EXECUTIVE COMPENSATION OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

   The Compensation Committee of the Board of Directors (the "Compensation Committee") reviews compensation of the Company's Named Executive Officers and recommends actions to the Board regarding the cash compensation (base salary and cash bonuses) to be paid to the Chief Executive Officer ("CEO") and the other Named Executive Officers of the Company as well as grants of stock, stock options, stock appreciation rights and restricted stock awards. Currently, the components of compensation for the CEO and each Named Executive Officer are base salary, short-term incentive compensation, long-term incentive compensation, stock and stock options. Each of these components is discussed in more detail below.

Base Salary

   In determining the base salaries for the Named Executive Officers of the Company, the primary information considered by the Compensation Committee is data regarding salaries paid to Executives in similar positions at other insurance companies. The Compensation Committee has obtained such data from the Life Office Management Association ("LOMA") Executive Compensation Survey and the National Association of Independent Insurers ("NAII") Executive Compensation Survey, specifically: (i) the LOMA Executive Compensation Survey for U.S. Companies, which for 2000 included data on 113 insurance companies,
(ii) the LOMA Executive Compensation Survey for U.S. Companies with Assets of Between $1.5 Billion and $5 Billion, which for 2000 included data on 25 insurance companies and (iii) the NAII Executive Compensation Survey for participating insurance companies which for 2000 included data on 25 insurance companies (collectively referred to as the "compensation surveys"). The compensation surveys are used without regard to an analysis of the performance of the individual companies included in each survey.

   The Compensation Committee strives to set salaries for the Company's Named Executive Officers at average levels for like Executives as indicated in the compensation surveys, while attempting to have total compensation be at or above such average levels.

   The Compensation Committee considers two additional factors in setting salaries. Those factors are the possible need for an adjustment to reflect a change in the position or responsibilities of the Executive and/or to encourage the Executive to join the Company and the length of the Executive's industry experience. Either one of these factors could result in a base salary above the point determined by reference to the salaries of Executives in similar positions as indicated in the compensation surveys.

   When the Compensation Committee reviews the base salary of Named Executive Officers, which is done an average of 12 to 24 months after a prior increase, it makes adjustments to base salary on the basis of its subjective evaluation of five items. The first four items, all considered in roughly equal weight are: (i) the officer's performance regarding planning, organizing and performing assigned tasks; (ii) the officer's performance concerning managing costs; (iii) the officer's performance concerning managing personnel who report to the officer; and (iv) the officer's performance in encouraging an ethical work environment, providing exemplary customer service and providing a work environment in which employees experience fair treatment and have an equal opportunity for advancement. The fifth item is a review of the compensation surveys to compare the CEO or Named Executive Officer's salary to the average salaries for similar positions as reported in the compensation surveys. If the CEO or Named Executive Officer is below the average survey salaries, a larger salary increase may occur. If the CEO or Named Executive Officer is above the average survey salaries, the Officer may not receive as much of an increase as the individual would have received as a result of the analysis of only the first four items or the increase in base salary may be delayed. The fifth item is considered only if the Compensation Committee determines that a base salary increase is warranted after analyzing the first four items.

   In 2000, the Compensation Committee set initial base salaries for a Named Executive Officer as well as the CEO. In addition, the Compensation Committee reviewed the base salaries of one other Named Executive Officer. The Compensation Committee noted that the Company entered into an employment agreement with the CEO effective February 1, 2000 which fixed his salary as described in the section Agreements with Key Employees.

Horace Mann Educators Corporation Short-Term Incentive Plan

   The Company's Short-Term Incentive Plan ("STIP") is designed to reward all officers (the "Officers") of the Company for achieving corporate and operating unit short-term performance objectives. The STIP is intended to provide an incentive for superior work and to motivate Officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and its Shareholders and to enable the Company to attract and retain highly qualified employees. The STIP is also intended to secure the full deductibility of annual incentive compensation payable to the Company's Named Executive Officers whose compensation is required to be reported in the Company's proxy statement. All compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in
Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the "Code").

   The STIP provides that awards to Named Executive Officers are to be tied to performance goals based upon one or more of the following business criteria, either applied to the Company as a whole or individual operating units, any of which may be measured either in absolute terms or as compared to goals set by the Compensation Committee or the performance of other companies: financial ratings, return on equity, earnings, earnings growth, earnings per share, growth in earnings per share, operating earnings, growth in operating earnings, operating earnings per share, growth in operating earnings per share, insurance premiums, growth in insurance premiums, total return to Shareholders (stock price appreciation plus dividends), combined ratio, expense ratio, number of agents and growth in number of agents. In addition, to the extent consistent with deductibility of STIP payments under Section 162(m) of the Code, performance goals may be based upon individual attainment of personal objectives set by the Chief Executive Officer or the Compensation Committee including, but not limited to, implementing policies and plans, negotiating transactions and sales, developing long-term business goals and exercising managerial responsibility. Measurement of the Company's or an Officer's performance against the performance goals established by the Committee shall be objectively determinable, as defined in the STIP. The STIP also provides that the effects of extraordinary events during a performance period which have a material impact on the relevant performance measures may be eliminated from the calculation of such performance at the discretion of the Compensation Committee.

   The Compensation Committee previously determined the basis on which Named Executive Officers would be eligible to receive compensation under the STIP with regard to the performance period of January 1, 2000 through December 31, 2000 by establishing performance goals and an objective method for computing the amount of STIP payments to the Named Executive Officers if those goals were attained. The Committee determined that no STIP awards with regard to 2000 would be paid unless the Company's return on equity for 2000 was equal to or greater than the cost of capital at the beginning of 2000. The Committee also determined that the corporate portion of each award would be determined on the basis of two performance goals: operating earnings per share (40% weighting) and statutory premiums (60% weighting) each as compared with budget.

   With regard to 2000, the Compensation Committee concluded that no STIP awards were payable for the Named Executive Officers, except those which were contractually guaranteed, including the CEO's, which in 2001 was contractually guaranteed to be at least $400,000 as described in the above section Agreements with Key Employees.

Horace Mann Educators Corporation Long-Term Incentive Plan

   The Company's Long-Term Incentive Plan ("LTIP") is designed to reward certain officers of the Company for achieving corporate and operating division long-term performance objectives. The LTIP is intended to motivate participating Officers toward even higher achievement and business results, to tie their goals and interests to those of the Company and its Shareholders and to enable the Company to attract and retain highly qualified executive employees. The LTIP is also intended to secure the full deductibility of incentive compensation payable to the

Company's Named Executive Officers whose compensation is required to be reported in the Company's proxy statement. All compensation payable hereunder to such persons is intended to qualify as "performance-based compensation" as described in Section 162(m)(4)(C) of the Code.

   The Compensation Committee previously determined that certain officers, including all of the Named Executive Officers, are eligible to receive compensation under the LTIP.

   The Compensation Committee previously set the following performance goals, to be weighted equally: average annual return on equity for 1997, 1998, 1999 and 2000 compared to a minimum goal exceeding 12% with a target goal of a 15% return on equity; and total shareholder return from December 31, 1997 to December 31, 2000 as compared with the S&P Insurance Composite Return for the period.

   The average annual return on equity for 1997, 1998, 1999 and 2000 was 13.4%. The total shareholder return from December 31, 1997 to December 31, 2000 was 12.6% as compared with the S&P Insurance Composite Return for the period which was 116.9%.

   With regard to the 1997-2000 performance period, the Compensation Committee concluded that the awards for Named Executive Officers would be calculated on the basis of the foregoing performance goals, except for those which were contractually guaranteed, including the CEO's, which in 2001 was contractually guaranteed to be at least $300,000 as described in the above section Agreements with Key Employees.

Horace Mann Educators Corporation Deferred Compensation Plan

   Effective December 1, 1997, the Company established the Horace Mann Educators Corporation Deferred Compensation Plan (the "Deferred Compensation Plan" or "DCP") whereby employees of the Company who are eligible for the LTIP described above may defer receipt of all or a part of their STIP bonus compensation and/or their LTIP bonus compensation on a pretax basis to common stock equivalent units. The DCP is an unfunded plan and is maintained by the Company primarily for the purpose of providing deferred compensation for a select group of highly compensated management employees. More particularly, the purposes of the DCP are to align the interests of certain employees more closely with the interests of other Shareholders of the Company, to encourage the highest level of certain employee performance by providing those employees with a direct interest in the Company's attainment of its financial goals and to help attract and retain certain qualified employees. In furtherance of the foregoing, the Compensation Committee determined that a certain level of common stock ownership by certain members of management is desirable. If a certain level of stock ownership is not achieved (as measured at the end of the year) then a portion of any LTIP award will be deferred into the DCP.

   To the extent an investment or distribution of cash or Common Stock may be made under the DCP, the DCP is intended to qualify for the exemption from short swing profits liability under Section 16(b) of the Exchange Act, provided by Rule 16b-3 of the Securities and Exchange Commission as now in effect or hereafter amended.

Horace Mann Educators Corporation 1991 Stock Incentive Plan

   In order to attract, retain and motivate employees, the Company maintains the Horace Mann Educators Corporation 1991 Stock Incentive Plan (the "Option Plan"). Under the Option Plan, Executive Officers, potential employees, other employees and certain Directors are eligible to receive stock options, stock appreciation rights and stock awards.

   The Option Plan is administered by the Compensation Committee which is comprised of independent Directors. Subject to the provisions of the Option Plan, the Compensation Committee determines (and for Named Executive Officers, recommends to the Board) the type of awards, when and to whom awards will be granted, the vesting period of the awards and the number of shares covered by each award.

   Stock option awards are granted at the prevailing market value of the Company's Common Stock and are exercisable for a period of up to 10 years from the date of grant. Because awards are granted at market value, any realization of compensation by employees is tied to subsequent increases in the market price of the Company's Common Stock. The Compensation Committee believes that this causes the recipient's financial interest with regard to such incentive compensation to parallel the financial interests of the Shareholders.

   The Compensation Committee previously determined that no stock options would be granted in 2001 to the named Executive Officers (based on performance in 2000) unless certain thresholds were met: (i) the Companys operating earnings per share for 2000 were not less than 90% of the Company's budgeted operating earnings per share for 2000 and (ii) the individual Officer performed successfully during 2000 and is performing successfully at the time the award is granted. Provided the thresholds are met, a percent of the individual's salary will be calculated pursuant to a formula using the Black-Sholes methodology. The Committee established 0%-120% as the range used to calculate the CEO's stock award and also specified the ranges used to calculate stock option awards to the other Named Executive Officers.

   With regard to 2000 performance, the Compensation Committee concluded that no stock options would be granted to the Named Executive Officers in 2001 based on achievement of operating earnings per share criteria in 2000. However, the Compensation Committee determined that based on the strides the Company made in 2000 towards key initiatives being developed and being deployed to enhance future shareholder value, an award of stock options to the Named Executive Officers, including the CEO, was appropriate. The CEO was awarded 250,000 stock options.

   NOTE: The Report of the Audit Committee of the Board of Directors, the Report on Executive Compensation of the Compensation Committee and the Stock Price Performance Graph shall not be deemed to be incorporated by reference, in whole or in part, by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended.

COMPENSATION COMMITTEE
WILLIAM W. ABBOTT, Chairman

EMITA B. HILL, DONALD E. KIERNAN, JOSEPH J. MELONE, JEFFREY L. MORBY and WILLIAM J. SCHOEN, Members

STOCK PRICE PERFORMANCE GRAPH

   The graph below compares cumulative total return* of Horace Mann Educators Corporation, the S&P 500 Index and the S&P Insurance Composite Index. The graph assumes $100 invested on December 31, 1995 in Horace Mann Educators Corporation, S&P 500 Index and S&P Insurance Composite Index.

           HORACE MANN EDUCATORS CORPORATION STOCK PRICE PERFORMANCE

                              [Performance Graph]

                                             12/95 12/96 12/97 12/98 12/99 12/00
                                             ----- ----- ----- ----- ----- -----
      HMEC.................................. $100  $131  $186  $189  $132  $147
      S&P Insurance Composite............... $100  $124  $181  $187  $194  $268
      S&P 500............................... $100  $123  $164  $211  $255  $232

   The graph below compares cumulative total return* of Horace Mann Educators Corporation, the S&P 500 Index and the S&P Insurance Composite Index. The graph assumes $100 invested on November 18, 1991 (the date of the Company's initial public offering of its Common Stock) in Horace Mann Educators Corporation, S&P 500 Index and S&P Insurance Composite Index.

                        [Cumulative Total Return Graph]

                          11/91 12/91 12/92 12/93 12/94 12/95 12/96 12/97 12/98 12/99 12/00
                          ----- ----- ----- ----- ----- ----- ----- ----- ----- ----- -----
HMEC....................  $100  $124  $160  $141  $122  $181  $238  $338  $343  $240  $268
S&P Insurance Composite.  $100  $113  $133  $141  $141  $201  $252  $368  $381  $394  $547
S&P 500.................  $100  $109  $117  $129  $130  $179  $220  $294  $378  $457  $416

--------
   * The S&P 500 Index, as published by Standard & Poor's ("S&P"), assumes daily reinvestment of dividends in calculating total return. The S&P Insurance Index assumes monthly dividend reinvestment. Horace Mann Educators Corporation assumes reinvestment of dividends when paid.

                                PROPOSAL NO. 2

              APPROVAL OF THE COMPANY'S 2001 STOCK INCENTIVE PLAN

   The Board of Directors has unanimously approved, and recommends for the approval by the Shareholders, the Company's 2001 Stock Incentive Plan. The Company's 1991 Stock Incentive Plan has a ten year term; this means that no grants may be made under that plan after it has been in existence for ten years, which will occur during 2001. Therefore, the Board of Directors has approved the Company's 2001 Stock Incentive Plan in order to provide for stock incentive grants after the ten year term of the 1991 plan expires.

   The Board of Directors believes that grants under a stock incentive plan constitute an excellent tool to motivate employees of the Company and to align their interests with those of the Shareholders, as is discussed in more detail in the Report on Executive Compensation of the Compensation Committee of the Board of Directors contained herein.

   The full text of the plan is included in this proxy statement as Exhibit B. The following is a summary of the provisions of the Company's 2001 Stock Incentive Plan.

Shares Available Under       700,000 Common Shares are reserved for delivery
Plan                         to satisfy awards under the plan. (Sub-limits ap-
                             ply to different types of awards.)

                             . Unused shares from expired, unexercised and
                               cancelled awards are available for grant, as are shares applied to tax withholding.

                             . Shares may be newly issued shares or treasury
                               shares.

Shareholder Approval         Shareholders must approve the plan.

Individual Limit             No individual may receive grants that could be
                             exercised for more than 500,000 shares in any calendar year.

Persons Eligible             Any employee (including any officer) or director
                             of the Company or any of its majority-owned sub-sidiaries. Prospective employees and directors may also receive grants under the plan.

Duration of Plan             Until terminated by the Board or until all avail-
                             able shares have been delivered. However, no in-centive stock options ("ISOs") can be awarded more than 10 years after the date the plan is adopted by the Board.

Types of Awards              Stock options (including ISOs), restricted
                             shares, bonus shares, deferred shares, and stock appreciation rights (SARs).

                             . Non-transferable, but may be designated by the
                               Committee as transferable to certain family members.

Stock Options                Rights to purchase shares, at a fixed price, at
                             any time during the term after vesting conditions are satisfied.

                             . Vesting and option term: determined by the Com-
                               mittee upon grant; term up to 10 years.

Incentive Stock Options      ISOs are subject to the following requirements:

                             . Exercise price must be no less than 100% of the
                               fair market value or, if granted to a 10% own-er, 110% of the fair market value.

                             . No more than $100,000 worth (fair market value
                               of shares as of the date of grant) may vest in any year. Amounts in excess of $100,000 will be treated as nonqualified options.

                             . Employee has no income tax at time of exercise
                               if required holding periods are satisfied, but the difference between exercise price and fair market value of the shares at that time is a tax preference item subject to alternative minimum tax.

                             . If employee meets holding period requirements,
                               employee's gain is capital gain and the Company will not be entitled to a deduction with respect to the option benefit.

                             . Holding period is two years from grant, and one
                               year from exercise.

                             . Purported ISO grants that ultimately do not
                               qualify for ISO treatment will be treated as nonqualified options.

Option Exercise Price        . Generally, at least 100% of market value.
                               Exception: Company options (or other awards) issued in connection with acquisition of another corporation in exchange for that corporation's options (or other awards) can have below-market exercise price in order to preserve economic value of the acquired corporation's options (or other awards).

                             . Exercise price is payable by either of the
                               following: (i) cash, check or wire transfer, or
                               (ii) "cashless" exercise procedure through a stockbroker.

Stock Appreciation           Right to receive amount of appreciation in value
Rights (SARs)                of Company stock between grant date and exercise
                             date; no exercise price is required.

                             . ""Strike price" must be at least 100% of market
                               value.

                             . Upon exercise, the "spread" can be paid in
                               either cash or stock or a combination.

                             . Quarterly charge to earnings (variable
                               accounting).

                             Shares sold at low or zero price, but subject to forfeiture unless vesting requirements are satisfied.

Restricted Shares            . Vesting can be based on continued employment
                               and/or performance. Time vesting results in charge to earnings based on grant date value allocated over vesting period. Performance vesting results in charge to earnings at fair market value on the vesting date.

                             . Grantee has taxable income equal to the value
                               of shares as they vest, unless Grantee elects to be taxed upon grant on the value of all shares at the grant date. Employer has a deduction at the same time and in the same amount as Grantee has income.

Bonus Shares                 Bonus paid in the form of stock with no
                             restrictions.

                             . Amount can be determined pursuant to another
                               plan or on a case-by-case basis.

Deferred Shares              Award denominated in shares, but the shares are
                             not delivered until the award is paid.

                             . Award can either be fully vested or subject to
                               vesting restrictions. Similar to restricted stock.

                             . Grantee does not receive taxable income until
                               shares are delivered; vesting of award has no tax consequences.

                             . Can be combined with options to allow Grantee
                               to elect to defer receipt of shares upon current option exercise thereby deferring the taxation of gain.

Tax Withholding              Grantee can satisfy tax withholding obligations
Obligations                  by one or more of the following:

                             . Grantee payment of the withholding amount to
                               the Company or Subsidiary,

                             . Company or Subsidiary withholding from
                               compensation otherwise payable to Grantee, and

                             . Company or Subsidiary withholding of a portion
                               of the shares to be delivered upon exercise.

Tax Deductibility Under      Under Code (S)162(m), compensation in excess of
Code (S)162(m)               $1 million to the Company's CEO and its next 4
                             highest compensated officers is not deductible unless it qualifies as "performance-based compensation".

                             . The Plan is designed so that Awards could qual-
                               ify as "performance-based compensation," if all conditions are satisfied.

                             . Among other things, Code (S)162(m) requires
                               that grants be made by a Committee composed solely of outside directors.

Change of Control            Effect: No immediate effect. Unless otherwise
                             provided in an award agreement, Options and SARs become fully exercisable, restricted shares vest, and deferred shares are vested and paid, upon a termination of employment by the employer other than for cause (as defined) within 1 year follow-ing the Change of Control.

                             . ""Change of Control" generally includes: (A)
                               approval by stockholders of a merger,
                               reorganization, consolidation, or similar transaction in which the Company is not the surviving corporation or pursuant to which stock would be converted to cash, securities or other property, other than a merger in which the ownership percentage of any stockholder is not decreased by 10% or more, (B) stockholder approval of a liquidation, dissolution or sale of substantially all assets, (C) any "person" becomes the owner, directly or indirectly, of 51% or more of the company; and (D) certain changes of more than half of membership of the current Board of Directors.

Plan Administration          Board will administer until outside Board members
                             are appointed to the Committee. Thereafter, the Committee of outside Board Members will adminis-ter, with discretion (subject to the Plan) to:

                             . select Grantees,

                             . determine terms and conditions of awards,

                             . cancel (with Grantee's consent) and regrant
                               awards,

                             . accelerate exercisability or vesting of awards
                               and waive restrictions or conditions on awards,

                             . extend the term of outstanding awards, and

                             . interpret and administer the plan.

   For the reasons set forth above, the Board of Directors urges the Shareholders to approve the Company's 2001 Stock Incentive Plan. Proxies solicited by and on behalf of the Board of Directors will be voted "FOR" approval of the Company's 2001 Stock Incentive Plan.

                                 OTHER MATTERS

Independent Public Accountants

   The independent certified public accountants selected by the Board for the Company's fiscal year ending December 31, 2001 are KPMG LLP. KPMG LLP served in that capacity for the fiscal year ended December 31, 2000. A representative from the firm is expected to be present at the Annual Meeting of the Company. The representative will be given an opportunity to make a statement to the Shareholders and he or she is expected to be available to respond to appropriate questions from Shareholders of the Company.

Audit Fees

   The aggregate fees billed for professional services rendered by KPMG LLP for the audit of the Company's annual financial statements for the year ended December 31, 2000, and the reviews of the condensed financial statements included in the Company's quarterly reports on Forms 10-Q for the year ended December 31, 2000, were $336,450.

Financial Information Systems Design and Implementation Fees

   The aggregate fees billed for information technology services rendered by KPMG LLP to the Company during the year ended December 31, 2000 were $0.

All Other Fees

   The aggregate fees billed for all other services, exclusive of the fees disclosed above relating to financial statement audit services rendered by KPMG LLP during the year ended December 31, 2000, were $347,300 and included $115,954 for consulting services related to the Company's disputed issue with the Internal Revenue Service.

Consideration on Non-audit Services Provided by the Independent Accountant

   The Audit Committee has considered whether the services provided under other non-audit services are compatible with maintaining the auditor's independence.

Copies of Annual Report on Form 10-K

   The Company will furnish, without charge, a copy of its most recent Annual Report on Form 10-K to the Securities and Exchange Commission to each person solicited hereunder who mails a written request to the Investor Relations Department, Horace Mann Educators Corporation, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001. The Company also will furnish, upon payment of a reasonable fee to cover reproduction and mailing expenses, a copy of all exhibits to the Annual Report on Form 10-K.

Shareholder Proposals for 2002 Annual Meeting

   Any proposals of Shareholders intended to be presented for inclusion in the Company's Proxy Statement and Form of Proxy for the next Annual Meeting scheduled to be held in 2002 must be received in writing by Ann M. Caparros, Corporate Secretary, 1 Horace Mann Plaza, Springfield, Illinois, 62715-0001 not later than December 31, 2001 in order for such proposal to be considered for inclusion in the Company's Proxy Statement and proxy relating to the 2002 Annual Meeting.

   Shareholders are urged to complete, sign and date the accompanying proxy card and return it in the enclosed envelope, to which no postage need be affixed if mailed in the United States.


                                          By order of the Board of Directors,
                                          Ann M. Caparros
                                          Corporate Secretary

Springfield, Illinois
April 02, 2001

   Again, we call your attention to the enclosed proxy card. PLEASE VOTE, DATE, SIGN AND RETURN IT PROMPTLY, regardless of whether you plan to attend the meeting.

                                                                      EXHIBIT A

                       HORACE MANN EDUCATORS CORPORATION
                  BOARD OF DIRECTORS AUDIT COMMITTEE CHARTER

Organization

   This charter governs the operations of the Audit Committee. The committee shall review and reassess the charter at least annually and obtain its approval by the board of directors. The committee shall be appointed by the board of directors and shall comprise at least three directors, each of whom are independent of management and the Company. Members of the committee shall be considered independent if they have no relationship that may interfere with the exercise of their independence from management and the Company. All committee members shall be financially literate, or shall become financially literate within a reasonable period of time after appointment to the committee, and at least one member shall have accounting or related financial management expertise.

Statement of Policy

   The Audit Committee shall provide assistance to the board of directors in fulfilling its oversight responsibility to the shareholders, the investment community, and others relating to the Company's financial statements and the financial reporting process, the systems of internal accounting and financial controls, the internal audit function, the annual independent audit of the Company's financial statements, and the legal compliance and ethics programs as established by management and the board. In so doing, it is the responsibility of the committee to maintain free and open communication among the committee, the independent auditors, the internal auditors and management of the Company. In discharging its oversight role, the committee is empowered to investigate any matter brought to its attention with full access to all books, records, facilities, and personnel of the Company and the power to retain outside counsel or other experts for this purpose.

Responsibilities and Processes

   The primary responsibility of the Audit Committee is to oversee the Company's financial reporting process on behalf of the board and report the results of its activities to the board. Management is responsible for preparing the Company's financial statements, and the independent auditors are responsible for auditing those financial statements. The committee in carrying out its responsibilities believes its policies and procedures should remain flexible, in order to best react to changing conditions and circumstances. The committee should take the appropriate actions to set the overall corporate "tone" for quality financial reporting, sound business risk practices, and ethical behavior.

   The following shall be the principal recurring processes of the Audit Committee in carrying out its oversight responsibilities. The processes are set forth as a guide with the understanding that the committee may supplement them as appropriate.

  . The committee shall have a clear understanding with management and the independent auditors that the independent auditors are ultimately accountable to the Audit Committee and the Board of Directors who have the authority and responsibility to select, evaluate, and, where appropriate, replace the independent auditor.

  . The committee shall discuss with the internal auditors and the independent auditors the overall scope and plans for their respective audits including the adequacy of staffing and compensation. Also, the committee shall discuss with management, the internal auditors, and the independent auditors the adequacy and effectiveness of the accounting and financial controls, including the Company's system to monitor and manage business risk, and legal and ethical compliance programs. The committee shall also discuss with the independent auditors on an annual basis all relationships they have with the Company that could impair their independence. Further, the committee shall meet separately with the internal auditors and the independent auditors, with and without management present, to discuss the results of their examinations.

  . The committee shall review the interim financial statements with management and the independent auditors prior to the filing of the Company's Quarterly Report on Form 10-Q. Also, the committee shall discuss the results of the quarterly review and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards. The chair of the committee may represent the entire committee for the purposes of this review.

  . The committee shall review with management and the independent auditors the financial statements to be included in the Company's Annual Report on Form 10-K (or the annual report to shareholders if distributed prior to the filing of Form 10-K), including their judgement about the quality, not just acceptability, of accounting principles, the reasonableness of significant judgments, and the clarity of the disclosures in the financial statements. Also, the committee shall discuss the results of the annual audit and any other matters required to be communicated to the committee by the independent auditors under generally accepted auditing standards.

                                                                       EXHIBIT B




                             HORACE MANN EDUCATORS
                                  CORPORATION

                           2001 STOCK INCENTIVE PLAN

                               Table of Contents

                                                                            Page
                                                                            ----
 Article 1.  Establishment, Objectives and Duration.......................    1
 1.1.        Establishment of the Plan....................................    1
 1.2.        Objectives of the Plan.......................................    1
 1.3.        Duration of the Plan.........................................    1

 Article 2.  Definitions..................................................    1

 Article 3.  Administration...............................................    4
 3.1.        Board and Committee..........................................    4
 3.2.        Powers of the Board..........................................    4

 Article 4.  Shares Subject to the Plan...................................    5
 4.1.        Number of Shares Available...................................    5
 4.2.        Adjustments in Authorized Shares.............................    6
 4.3.        Newly Issued Shares or Treasury Shares.......................    6

 Article 5.  Eligibility and General Conditions of Awards.................    6
 5.1.        Eligibility..................................................    6
 5.2.        Grant Date...................................................    6
 5.3.        Maximum Term.................................................    6
 5.4.        Award Agreement..............................................    6
 5.5.        Restrictions on Share Transferability........................    6
 5.6.        Termination of Affiliation...................................    6
 5.7.        Nontransferability of Awards.................................    8

 Article 6.  Stock Options................................................    8
 6.1.        Grant of Options.............................................    8
 6.2.        Award Agreement..............................................    8
 6.3.        Option Price.................................................    8
 6.4.        Grant of Incentive Stock Options.............................    9
 6.5.        Exercise of Options..........................................   10

 Article 7.  Stock Appreciation Rights....................................   10
 7.1.        Grant of SARs................................................   10
 7.2.        Exercise of SARs.............................................   10
 7.3.        Payment of SAR Benefit.......................................   10

 Article 8.  Restricted Shares............................................   10
 8.1.        Grant of Restricted Shares...................................   10
 8.2.        Award Agreement..............................................   10
 8.3.        Consideration................................................   11
 8.4.        Effect of Forfeiture.........................................   11
 8.5.        Escrow; Legend...............................................   11

 Article 9.  Bonus Shares and Deferred Shares.............................   11
 9.1.        Bonus Shares.................................................   11
 9.2.        Deferred Shares..............................................   11

 Article 10. Beneficiary Designation......................................   11

 Article 11. Deferrals....................................................   11

 Article 12. Rights of Employees/Directors................................   11
 12.1.       Employment...................................................   11
 12.2.       Participation................................................   12

                                                                            Page
                                                                            ----
 Article 13. Amendment, Modification, and Termination.....................   12
 13.1.       Amendment, Modification, and Termination.....................   12
 13.2.       Adjustments Upon Certain Unusual or Nonrecurring Events......   12
 13.3.       Awards Previously Granted....................................   12

 Article 14. Withholding..................................................   12
 14.1.       Mandatory Tax Withholding....................................   12
 14.2.       Notification under Code Section 83(b)........................   12

 Article 15. Additional Provisions........................................   12
 15.1.       Successors ..................................................   12
 15.2.       Gender and Number............................................   13
 15.3.       Severability.................................................   13
 15.4.       Requirements of Law..........................................   13
 15.5.       Securities Law Compliance....................................   13
 15.6.       No Rights as a Shareholder...................................   13
 15.7.       Nature of Payments...........................................   13
 15.8.       Governing Law................................................   13

                       Horace Mann Educators Corporation
                           2001 Stock Incentive Plan

Article 1. Establishment, Objectives and Duration

   1.1. Establishment of the Plan. Horace Mann Educators Corporation, a Delaware corporation (the "Company"), hereby establishes an incentive compensation plan to be known as the Horace Mann Educators Corporation 2001 Stock Incentive Plan (the "Plan"). The Plan was adopted by the Board of Directors of the Company (the "Board"), by unanimous written consent and was thereafter approved by the shareholders of the Company on May 18, 2001. The Plan is effective as of June 1, 2001 (the "Effective Date").

   1.2. Objectives of the Plan. The Plan is intended to allow employees, officers and directors (as well as prospective employees, officers and directors) of the Company and its Subsidiaries to acquire or increase equity ownership in the Company, or to be compensated under the Plan based on growth in the Company's equity value, thereby strengthening their commitment to the success of the Company and stimulating their efforts on behalf of the Company, and to assist the Company and its Subsidiaries in attracting new employees and directors and retaining existing employees and directors. The Plan is also intended to optimize the profitability and growth of the Company through incentives which are consistent with the Company's goals; to provide incentives for excellence in individual performance; and to promote teamwork.

   1.3. Duration of the Plan. The Plan shall commence on the Effective Date and shall remain in effect, subject to the right of the Board to amend or terminate the Plan at any time pursuant to Article 13 hereof, until all Shares subject to it shall have been purchased or acquired according to the Plan's provisions. However, in no event may an Incentive Stock Option be granted under the Plan on or after the date ten (10) years following the earlier of
(a) the date the Plan was adopted and (b) the date the Plan was approved by stockholders of the Company.

Article 2. Definitions

   Whenever used in the Plan, the following terms shall have the meanings set forth below:

   2.1. "Article" means an Article of this Plan.

   2.2. "Award" means Options (including Incentive Stock Options), SARs, Restricted Shares, Bonus Shares, and Deferred Shares granted under the Plan.

   2.3. "Award Agreement" means a written agreement by which an Award is evidenced.

   2.4. "Beneficial Owner" has the meaning specified in Rule l3d-3 of the SEC under the Exchange Act.

   2.5. "Board" has the meaning set forth in Section 1.1.

   2.6. "Bonus Shares" means Shares that are awarded to a Grantee without cost and without restrictions in recognition of past performance (whether determined by reference to another employee benefit plan of the Company or otherwise) or as an incentive to become an employee or director of the Company or a Subsidiary.

   2.7 "Cause" means, unless otherwise defined in an Award Agreement,

     (a) a Grantee's conviction of any felony under federal law or the law of the state in which the act occurred;

     (b) dishonesty by the Grantee in the course of fulfilling his or her employment duties; or

     (c) willful and deliberate failure on the part of the Grantee to perform his or her employment duties in any material respect.

   2.8. "Change of Control" means, unless otherwise defined in an Award Agreement, any one or more of the following:

     (a) (1) approval by the shareholders of the Company of a merger, reorganization, consolidation, or similar transaction, in which the Company is not the continuing or the surviving corporation, or pursuant to which Shares would be converted into cash, securities or other property, other than a merger of the Company in which no Company shareholder's ownership percentage in the surviving corporation immediately after the merger is less than such shareholder's ownership percentage in the Company immediately prior to such merger by ten percent (10%) or more; or (2) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company;

     (b) the shareholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company which is part of a sale of assets, merger, or reorganization of the Company or other similar transaction; or

     (c) any "person", as such term is defined in Sections 13(d) and 14(d) of the Exchange Act, is or becomes, directly or indirectly, the "beneficial owner" as defined in Rule l3d-3 under the Exchange Act, of securities of the Company that represent 51% or more of the combined Voting Power of the Company's then outstanding securities; or

     (d) the Incumbent Directors (determined using the Effective Date as the baseline date) cease for any reason to constitute at least a majority of the directors of the Company then serving.

   2.9. "Change of Control Value" means the Fair Market Value of a Share on the date of a Change of Control.

   2.10. "Code" means the Internal Revenue Code of 1986, as amended from time to time, and regulations and rulings thereunder. References to a particular section of the Code include references to successor provisions of the Code or any successor statute.

   2.11. "Committee" has the meaning set forth in Article 3.

   2.12. "Company" has the meaning set forth in Section 1.1.

   2.13. "Deferred Shares" means Shares that are awarded to a Grantee on a deferred basis pursuant to Section 10.2.

   2.14. "Disability" means a permanent and total disability, within the meaning of Code Section 22(e)(3), as determined by the Committee in good faith, upon receipt of medical advice from one or more individuals, selected by the Committee, who are qualified to give professional medical advice.

   2.15. "Effective Date" has the meaning set forth in Section 1.1.

   2.16. "Eligible Person" means (a) any employee (including any officer) or prospective employee of the Company or any Subsidiary, including any such employee who is on an approved leave of absence or has been subject to a disability which does not qualify as a Disability and (b) any director or prospective director of the Company or any Subsidiary.

   2.17. "Exchange Act" means the Securities Exchange Act of 1934, as amended. References to a particular section of the Exchange Act include references to successor provisions.

   2.18. "Fair Market Value" means (a) with respect to any property other than Shares, the fair market value of such property determined by such methods or procedures as shall be established from time to time by the Committee, and (b) with respect to Shares, unless otherwise determined by the Committee, as of any date, (1) the mean between the highest and lowest trading prices of the Shares on such date on the New York Stock Exchange Composite Transactions Tape (or, if no sale of Shares was reported for such date, on the next preceding date on which a sale of Shares was reported) or (2) if the Shares are not listed on the New York Stock Exchange, the mean of the highest and lowest trading prices of the Shares on such other national exchange on which the Shares are principally traded or as reported by the National Market System, or other similar organization; or (3) in the event that there shall be no public market for the Shares, the fair market value of the Shares as determined by the Committee.

   2.19. "Grant Date" has the meaning set forth in Section 5.2.

   2.20. "Grantee" means an individual who has been granted an Award.

   2.21. "Incentive Stock Option" means an Option that is intended to meet the requirements of Section 422 of the Code or any successor provisions thereto.

   2.22. "including" or "includes" mean "including, without limitation," or "includes, without limitation", respectively.

   2.23. "Incumbent Directors" means, as of any specified baseline date, individuals then serving as members of the Board who were members of the Board as of the date immediately preceding such baseline date; provided that any subsequently-appointed or elected member of the Board whose election, or nomination for election by shareholders of the Company or the Surviving Corporation, as applicable, was approved by a vote or written consent of a majority of the directors then comprising the Incumbent Directors shall also thereafter be considered an Incumbent Director, unless the initial assumption of office of such subsequently-elected or appointed director was in connection with (a) an actual or threatened election contest, including a consent solicitation, relating to the election or removal of one or more members of the Board, (b) a "tender offer" (as such term is used in Section 14(d) of the Exchange Act), or (c) a proposed Reorganization Transaction.

   2.24. "Mature Shares" means Shares for which the holder thereof has good title, free and clear of all liens and encumbrances, and which such holder either (a) has held for at least six (6) months or (b) has purchased on the open market.

   2.25. "0ption" means an option granted under Article 6 of the Plan, including an Incentive Stock Option.

   2.26. "Option Price" means the price at which a Share may be purchased by a Grantee pursuant to an Option.

   2.27. "Option Term" means the period beginning on the Grant Date of an Option and ending on the expiration date of such Option, as specified in the Award Agreement for such Option and as may, consistent with the provisions of the Plan, be extended from time to time by the Board prior to the expiration date of such Option then in effect.

   2.28. "Outside Director" means a member of the Board who is not an employee of the Company or any Subsidiary.

   2.29. "Period of Restriction" means the period during which the transfer of Restricted Shares is limited in some way (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Board) or the Shares are subject to a substantial risk of forfeiture, as provided in Article 8.

   2.30. "Person" shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a "group" as defined in Section 13(d) thereof.

   2.31. "Plan" has the meaning set forth in Section 1.1.

   2.32. "Required Withholding" has the meaning set forth in Article 14.

   2.33. "Restricted Shares" means Shares that are subject to transfer restrictions and are subject to forfeiture if conditions specified in the Award Agreement applicable to such Shares are not satisfied.

   2.34. "Retirement" means retirement from active employment with the Company or Subsidiary pursuant to the early or normal retirement provisions of the Company's or Subsidiary's qualified retirement plan.

   2.35. "Rule 16b-3" means Rule 16b-3 promulgated by the SEC under the Exchange Act, together with any successor rule, as in effect from time to time.

   2.36. "SAR" means a stock appreciation right granted under Article 7 of the Plan.

   2.37. "SEC" means the United States Securities and Exchange Commission, or any successor thereto.

   2.38. "Section" means, unless the context otherwise requires, a Section of the Plan.

   2.39. "Section 16 Person" means a person who is subject to obligations under Section 16 of the Exchange Act with respect to transactions involving equity securities of the Company.

   2.40. "Share" means a common share, $0.001 par value, of the Company.

   2.41. "Strike Price" of any SAR shall equal 100% of the Fair Market Value of a Share on the Grant Date of such SAR; provided that the Board may specify a higher Strike Price in the Award Agreement.

   2.42. "Subsidiary" means, for purposes of grants of Incentive Stock Options, a corporation as defined in Section 424(f) of the Code (with the Company being treated as the employer corporation for purposes of this definition) and, for all other purposes, a United States or foreign corporation with respect to which the Company owns, directly or indirectly, 50% (or such lesser percentage as the Committee may specify, which percentage may be changed from time to time and may be different for different entities) or more of the Voting Power of such corporation.

   2.43. "Termination of Affiliation" occurs on the first day on which an individual is for any reason no longer providing services to the Company or any Subsidiary in the capacity of an employee or director, or with respect to an individual who is an employee or director of a Subsidiary, the first day on which such entity ceases to be a Subsidiary.

   2.44. "Voting Power" means the combined voting power of the then-outstanding securities of a corporation entitled to vote generally in the election of directors.

Article 3. Administration

   3.1. Board and Committee. Subject to Article 13, and to Section 3.2, the Plan shall be administered by the Board, or a committee of the Board appointed by the Board to administer the Plan ("Plan Committee"). To the extent the Board considers it desirable for compensation delivered pursuant to Awards to be eligible to comply with or qualify under Rule 16b-3 or qualify for an exemption from the limit on tax deductibility of compensation under Section 162(m) of the Code, the Plan Committee shall consist of two or more directors of the Company, all of whom are Outside Directors. The number of members of the Plan Committee shall from time to time be increased or decreased, and shall be subject to such conditions, including, but not limited to having exclusive authority to make certain grants of Awards or to perform such other acts, in each case as the Board deems appropriate to permit transactions in Shares pursuant to the Plan to satisfy such conditions of Rule 16b-3 or Code
Section 162(m) as then in effect.

   Any references herein to "Board" are, except as the context requires otherwise, references to the Board or the Plan Committee, as applicable.

   3.2. Powers of the Board. Subject to the express provisions of the Plan, the Board has full and final authority and sole discretion as follows:

     (a) taking into consideration the reasonable recommendations of management, to determine when, to whom and in what types and amounts Awards should be granted and the terms and conditions applicable to each Award, including the Option Price, the Option Term, the benefit payable under any SAR, and whether or not specific Awards shall be granted in connection with other specific Awards, and if so whether they shall be exercisable cumulatively with, or alternatively to, such other specific Awards;

     (b) to determine the amount, if any, that a Grantee shall pay for Restricted Shares, whether and on what terms to permit or require the payment of cash dividends thereon to be deferred, when Restricted Shares

  (including Restricted Shares acquired upon the exercise of an Option) shall be forfeited and whether such shares shall be held in escrow;

     (c) to construe and interpret the Plan and to make all determinations necessary or advisable for the administration of the Plan;

     (d) to make, amend, and rescind rules relating to the Plan, including rules with respect to the exercisability and nonforfeitability of Awards upon the Termination of Affiliation of a Grantee;

     (e) to determine the terms and conditions of all Award Agreements (which need not be identical) and, with the consent of the Grantee, to amend any such Award Agreement at any time, among other things, to permit transfers of such Awards to the extent permitted by the Plan; provided that the consent of the Grantee shall not be required for any amendment which (1) does not adversely affect the rights of the Grantee, or (2) is necessary or advisable (as determined by the Board) to carry out the purpose of the Award as a result of any new or change in existing applicable law;

     (f) to cancel, with the consent of the Grantee, outstanding Awards and to grant new Awards in substitution therefor;

     (g) to accelerate the exercisability (including exercisability within a period of less than six (6) months after the Grant Date) of, and to accelerate or waive any or all of the terms and conditions applicable to, any Award or any group of Awards for any reason and at any time, including in connection with a Termination of Affiliation;

     (h) subject to Sections 1.3 and 5.3, to extend the time during which any Award or group of Awards may be exercised;

     (i) to make such adjustments or modifications to Awards to Grantees who are working outside the United States as are advisable to fulfill the purposes of the Plan or to comply with applicable local law;

     (j) to delegate to officers, employees or independent contractors of the Company matters involving the routine administration of the Plan and which are not specifically required by any provision of this Plan to be performed by the Board of Directors of the Company;

     (k) to impose such additional terms and conditions upon the grant, exercise or retention of Awards as the Board may, before or concurrently with the grant thereof, deem appropriate, including limiting the percentage of Awards which may from time to time be exercised by a Grantee; and

     (1) to take any other action with respect to any matters relating to the Plan for which it is responsible.

   All determinations on any matter relating to the Plan or any Award Agreement may be made in the sole and absolute discretion of the Board, and all such determinations of the Board shall be final, conclusive and binding on all Persons. No member of the Board shall be liable for any action or determination made with respect to the Plan or any Award.

Article 4. Shares Subject to the Plan

   4.1. Number of Shares Available.

   (a) Plan Limit. Subject to Section 4.3 and to adjustment as provided in
Section 4.2, the number of Shares hereby reserved for delivery under the Plan is 700,000. If any Shares subject to an Award granted hereunder are forfeited or an Award or any portion thereof otherwise terminates or is settled without the issuance of Shares, or in the case of SARs, without the payment of cash, the Shares subject to such Award, to the extent of any such forfeiture, termination or settlement, shall again be available for grant under the Plan. If any Shares are withheld for the payment of taxes related to an Award, such Shares, to the extent of any such withholding, shall again be available or shall increase the number of Shares available, as applicable, for grant under the Plan. The Board may from time to time determine the appropriate methodology for calculating the number of Shares issued pursuant to the Plan.

   (b) Individual Limit. No Grantee may be granted Options, Restricted Shares, Bonus Stock or Deferred Shares, or any combination thereof, in an aggregate number of Shares under the Plan that exceeds 500,000 shares in any calendar year.

   4.2. Adjustments in Authorized Shares. In the event that the Board determines that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, share split, reverse share split, subdivision, consolidation or reduction of capital, reorganization, merger, scheme of arrangement, split-up, spin-off or combination involving the Company or repurchase or exchange of Shares or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that any adjustment is determined by the Board to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (a) the number and type of Shares (or other securities or property) with respect to which Awards may be granted, (b) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (c) the grant or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award or the substitution of other property for Shares subject to an outstanding Award; provided, in each case that with respect to Awards of Incentive Stock Options no such adjustment shall be authorized to the extent that such adjustment would cause the Plan to violate
Section 422(b)(1) of the Code or any successor provision thereto; and provided further, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

   4.3. Newly Issued Shares or Treasury Shares. Shares delivered in connection with Awards may be newly issued or may be treasury shares.

Article 5. Eligibility and General Conditions of Awards

   5.1. Eligibility. The Board may grant Awards to any Eligible Person, whether or not he or she has previously received an Award.

   5.2. Grant Date. The Grant Date of an Award shall be the date on which the Board grants the Award or such later date as specified by the Board in the Award Agreement.

   5.3. Maximum Term. The Option Term or other period during which an Award may be outstanding shall not extend more than ten (10) years after the Grant Date, and shall be subject to earlier termination as herein specified; provided, however, that any deferral of a cash payment or of the delivery of Shares that is permitted or required by the Board pursuant to Article 11 may, if so permitted or required by the Board, extend more than ten (10) years after the Grant Date of the Award to which the deferral relates.

   5.4. Award Agreement. To the extent not set forth in the Plan, the terms and conditions of each Award (which need not be the same for each grant or for each Grantee) shall be set forth in an Award Agreement.

   5.5. Restrictions on Share Transferability. The Board may include in the Award Agreement such restrictions on any Shares acquired pursuant to the exercise or vesting of an Award as it may deem advisable, including restrictions under applicable federal securities laws.

   5.6. Termination of Affiliation. Except as otherwise provided in an Award Agreement, and subject to the provisions of Section 13.1, the extent to which the Grantee shall have the right to exercise, vest in, or receive payment in respect of an Award following Termination of Affiliation shall be determined in accordance with the following provisions of this Section 5.6.

     (a) For Cause. If a Grantee has a Termination of Affiliation for Cause:

       (1) the Grantee's Restricted Shares and Deferred Shares that are forfeitable immediately before such Termination of Affiliation shall automatically be forfeited on such date, subject in the case of Restricted Shares to the provisions of Section 8.4 regarding repayment of certain amounts to the Grantee;

        (2) the Grantee's Deferred Shares that were vested immediately before such Termination of Affiliation shall promptly be settled by delivery to such Grantee of a number of unrestricted Shares equal to the aggregate number of such vested Deferred Shares, and

        (3) any unexercised Option or SAR shall terminate effective immediately upon such Termination of Affiliation.

      (b) On Account of Death or Disability. If a Grantee has a Termination of Affiliation on account of death or Disability,

        (1) the Grantee's Restricted Shares that were forfeitable immediately before such Termination of Affiliation shall thereupon become nonforfeitable;

        (2) the Grantee's Deferred Shares that were forfeitable immediately before such Termination of Affiliation shall thereupon become nonforfeitable and the Company shall, unless otherwise provided in an Award Agreement, promptly settle all Deferred Shares, whether or not forfeitable, by delivery to the Grantee (or, after his or her death, to his or her personal representative or beneficiary designated in accordance with Article 10) of a number of unrestricted Shares equal to the aggregate number of the Grantee's Deferred Shares; and

        (3) any unexercised Option or SAR, whether or not exercisable immediately before such Termination of Affiliation, shall be fully exercisable and may be exercised, in whole or in part, at any time up to one (1) year after such Termination of Affiliation (but only during the Option Term) by the Grantee or, after his or her death, by (i) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (ii) the Grantee's beneficiary designated in accordance with Article 10.

      (c) On Account of Retirement. If a Grantee has a Termination of Affiliation on account of Retirement:

        (1) the Grantee's Restricted Shares that were forfeitable immediately before such Termination of Affiliation shall thereupon become nonforfeitable;

        (2) the Grantee's Deferred Shares that were forfeitable immediately before such Termination of Affiliation shall thereupon become nonforfeitable and the Company shall, unless otherwise provided in an Award Agreement, promptly settle all Deferred Shares, whether or not forfeitable, by delivery to the Grantee (or, after his or her death, to his or her personal representative or beneficiary designated in accordance with Article 10) of a number of unrestricted Shares equal to the aggregate number of the Grantee's Deferred Shares; and

        (3) any unexercised Option or SAR, whether or not exercisable immediately before such Termination of Affiliation, shall be fully exercisable and may be exercised, in whole or in part, at any time up to three (3) months after such Termination of Affiliation (but only during the Option Term by the Grantee or, after his or her death, by
    (i) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (ii) the Grantee's beneficiary designated in accordance with Article 10.

      (d) Change of Control Period. If a Grantee has a Termination of Affiliation during the period commencing on a Change of Control and ending on the first anniversary of the Change of Control ("Change of Control Period"), which Termination of Affiliation is initiated by the Company or a Subsidiary other than for Cause, then:

        (1) the Grantee's Restricted Shares that were forfeitable shall thereupon become nonforfeitable;

        (2) the Grantee's Deferred Shares that were forfeitable shall thereupon become nonforfeitable and the Company shall immediately settle all Deferred Shares, whether or not previously forfeitable, by delivery to such Grantee of a number of unrestricted Shares equal to the aggregate number of the Grantee's Deferred Shares; and

       (3) any unexercised Option or SAR, whether or not exercisable on the date of such Termination of Affiliation, shall thereupon be fully exercisable and may be exercised, in whole or in part for three (3) months following such Termination of Affiliation (but only during the Option Term) by the Grantee or, after his or her death, by (i) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (ii) the Grantee's beneficiary designated in accordance with Article 10.

     (e) Any Other Reason. If a Grantee has a Termination of Affiliation for any reason not specified in Sections 5.6(a), (b), (c) or (d), then;

       (1) the Grantee's Restricted Shares and Deferred Shares, to the extent forfeitable immediately before such Termination of Affiliation, shall thereupon automatically be forfeited, subject in the case of Restricted Shares to the provisions of Section 8.4 regarding repayment of certain amounts to the Grantee; and

       (2) any unexercised Option or SAR, to the extent exercisable immediately before such Termination of Affiliation, shall remain exercisable in whole or in part for three (3) months after such Termination of Affiliation (but only during the Option Term) by the Grantee or, after his or her death, by (i) his or her personal representative or the person to whom the Option or SAR, as applicable, is transferred by will or the applicable laws of descent and distribution, or (ii) the Grantee's beneficiary designated in accordance with Article 10.

   5.7. Nontransferability of Awards.

     (a) Except as provided in Section 5.7(c) below, each Award, and each right under any Award, shall be exercisable only by the Grantee during the Grantee's lifetime, or, if permissible under applicable law, by the Grantee's guardian or legal representative.

     (b) Except as provided in Section 5.7(c) below, no Award (prior to the time, if applicable, Shares are issued in respect of such Award), and no right under any Award, may be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee otherwise than by will or by the laws of descent and distribution (or in the case of Restricted Shares, to the Company) and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Subsidiary; provided, that the designation of a beneficiary shall not constitute an assignment, alienation, pledge, attachment, sale, transfer or encumbrance.

     (c) To the extent and in the manner permitted by the Board, and subject to such terms and conditions as may be prescribed by the Board, a Grantee may transfer an Award to (1) a spouse, sibling, parent, child or grandchild (including adoptive relationships) (any of which, an "Immediate Family Member") of the Grantee; (2) a trust, the primary beneficiaries of which consist exclusively of the Grantee or Immediate Family Members of the Grantee; or (3) a corporation, partnership or similar entity, the owners of which consist exclusively of the Grantee or Immediate Family Members of the Grantee.

Article 6. Stock Options

   6.1. Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to any Eligible Person in such number, and upon such terms, and at any time and from time to time as shall be determined by the Board. Without limiting the generality of the foregoing, the Board may grant to any Eligible Person, or permit any Eligible Person to elect to receive, an Option in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under this Plan or otherwise) which such Eligible Person may be eligible to receive from the Company or a Subsidiary.

   6.2. Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the Option Term, the number of shares to which the Option pertains, the time or times at which such Option shall be exercisable and such other provisions as the Board shall determine.

   6.3. Option Price. The Option Price of an Option under this Plan shall be determined by the Board, and shall be no less than 100% of the Fair Market Value of a Share on the Grant Date; provided, however, that any Option

("Substitute Option") that is (a) granted to a Grantee in connection with the acquisition ("Acquisition"), however effected, by the Company of another corporation or entity ("Acquired Entity") or the assets thereof, (b) associated with an option to purchase shares of stock or other equity interest of the Acquired Entity or an affiliate thereof ("Acquired Entity Option") held by such Grantee immediately prior to such Acquisition, and (c) intended to preserve for the Grantee the economic value of all or a portion of such Acquired Entity Option, may, to the extent necessary to achieve such preservation of economic value, be granted with such Option Price as the Board determines.

   6.4. Grant of Incentive Stock Options. At the time of the grant of any Option to an Eligible Person who is an employee of the Company or a Subsidiary, the Board may designate that such Option shall be made subject to additional restrictions to permit it to qualify as an Incentive Stock Option under the requirements of Section 422 of the Code. Any Option designated as an Incentive Stock Option shall:

     (a) if granted to a 10% Owner, have an Option Price not less than 110% of the Fair Market Value of a Share on its Grant Date;

     (b) be exercisable for a period of not more than ten (10) years (five
  (5) years in the case of an Incentive Stock Option granted to a 10% Owner) from its Grant Date, and be subject to earlier termination as provided herein or in the applicable Award Agreement;

     (c) not have an aggregate Fair Market Value (determined for each Incentive Stock Option at its Grant Date) of Shares with respect to which Incentive Stock Options are exercisable for the first time by such Grantee during any calendar year (under the Plan and any other employee stock option plan of the Grantee's employer or any parent or Subsidiary thereof ("Other Plans")), determined in accordance with the provisions of Section 422 of the Code, which exceeds $100,000 (the "$100,000 Limit");

     (d) If the aggregate Fair Market Value of a Share (determined on the Grant Date) with respect to the portion of such grant which is exercisable for the first time during any calendar year ("Current Grant") and all incentive stock options previously granted under the Plan and any Other Plans which are exercisable for the first time during a calendar year ("Prior Grants") would exceed the $100,000 Limit, be exercisable as follows:

       (1) the portion of the Current Grant which would, when added to any Prior Grants, be exercisable with respect to Shares which would have an aggregate Fair Market Value (determined as of the respective Grant Date for such options) in excess of the $100,000 Limit shall, notwithstanding the terms of the Current Grant, be exercisable for the first time by the Grantee in the first subsequent calendar year or years in which it could be exercisable for the first time by the Grantee when added to all Prior Grants without exceeding the $100,000 Limit; and

       (2) if, viewed as of the date of the Current Grant, any portion of a Current Grant could not be exercised under the preceding provisions of this Subsection (d) during any calendar year commencing with the calendar year in which it is first exercisable through and including the last calendar year in which it may by its terms be exercised, such portion of the Current Grant shall not be an incentive stock option, but shall be exercisable as a separate Option at such date or dates as are provided in the Current Grant;

     (e) be granted within ten (10) years from the earlier of the date the Plan is adopted or the date the Plan is approved by the shareholders of the Company;

     (f) shall require the Grantee to notify the Board of any disposition of any Shares issued pursuant to the exercise of the Incentive Stock Option under the circumstances described in Section 421(b) of the Code (relating to certain disqualifying dispositions), within ten (10) days of such disposition; and

     (g) shall by its terms not be assignable or transferable other than by will or the laws of descent and distribution and may be exercised, during the Grantee's lifetime, only by the Grantee; provided, however, that the Grantee may, to the extent provided in the Plan in any manner specified by the Board, designate in writing a beneficiary to exercise his Incentive Stock Option after the Grantee's death.

Notwithstanding the foregoing, the Board may, without the consent of the Grantee, at any time before the exercise of an option (whether or not an incentive stock option), take any action necessary to prevent such option from being treated as an incentive stock option.

   6.5. Exercise of Options. Options granted under this Article 6 shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares made by any one or more of the following means subject to the approval of the Committee:

     (a) cash, personal check or wire transfer;

     (b) Mature Shares, valued at their Fair Market Value on the date of exercise;

     (c) Restricted Shares held by the Grantee for at least six (6) months prior to the exercise of the Option, each such Share valued at the Fair Market Value of a Share on the date of exercise; or

     (d) subject to applicable law, pursuant to procedures approved by the Committee, through the sale of the Shares acquired on exercise of the Option through a brokerdealer to whom the Grantee has submitted an irrevocable notice of exercise and irrevocable instructions to deliver promptly to the Company the amount of sale or loan proceeds sufficient to pay for such Shares, together with, if requested by the Company, the amount of federal, state, local or foreign withholding taxes payable by Grantee by reason of such exercise.

   If any Restricted Shares ("Tendered Restricted Shares") are used to pay the Option Price, a number of Shares acquired on exercise of the Option equal to the number of Tendered Restricted Shares shall be subject to the same restrictions as the Tendered Restricted Shares, determined as of the date of exercise of the Option.

Article 7. Stock Appreciation Rights

   7.1. Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to any Eligible Person at any time and from time to time as shall be determined by the Board. Each grant of an SAR shall be evidenced by an Award Agreement, which shall specify the number of SARs granted to each Grantee (subject to Article 4), the Strike Price thereof, and, consistent with the other provisions of this Article 7 and of the Plan, such other terms and conditions pertaining to such SARs as the Board may determine.

   7.2. Exercise of SARs. SARs shall be exercised by the delivery of a written notice of exercise to the Company, setting forth the number of Shares over which the SAR is to be exercised.

   7.3. Payment of SAR Benefit. Upon exercise of an SAR, the Grantee shall be entitled to receive payment from the Company in an amount determined by multiplying:

     (a) the excess of the Fair Market Value of a Share on the date of exercise over the Strike Price; by

     (b) the number of Shares with respect to which the SAR is exercised;

provided that the Board may provide in the Award Agreement that the benefit payable on exercise of an SAR shall not exceed such percentage of the Fair Market Value of a Share on the Grant Date as the Board shall specify. As determined by the Board, the payment upon SAR exercise may be in cash, in Shares which have an aggregate Fair Market Value (as of the date of exercise of the SAR) equal to the amount of the payment, or in some combination thereof, as set forth in the Award Agreement.

Article 8. Restricted Shares

   8.1. Grant of Restricted Shares. Subject to the terms and provisions of the Plan, the Board, at any time and from time to time, may grant Restricted Shares to any Eligible Person in such amounts as the Board shall determine.

   8.2. Award Agreement. Each grant of Restricted Shares shall be evidenced by an Award Agreement, which shall specify the Period(s) of Restriction, the number of Restricted Shares granted, and such other provisions as the Board shall determine. The Board may impose such conditions or restrictions on any Restricted Shares as it may deem advisable, including restrictions based upon the achievement of specific performance goals (Company-wide, divisional, Subsidiary or individual), time-based restrictions on vesting or restrictions under applicable securities laws.

   8.3. Consideration. The Board shall determine the amount, if any, that a Grantee shall pay for Restricted Shares. Such payment shall be made in full by the Grantee before the delivery of the Shares and in any event no later than ten (10) business days after the Grant Date for such Shares.

   8.4. Effect of Forfeiture. If Restricted Shares are forfeited, and if the Grantee was required to pay for such Shares or acquired such Restricted Shares upon the exercise of an Option, the Grantee shall be deemed to have resold such Restricted Shares to the Company at a price equal to the lesser of (a) the amount paid by the Grantee for such Restricted Shares, or (b) the Fair Market Value of a Share on the date of such forfeiture. The Company shall pay to the Grantee the required amount as soon as is administratively practical. Such Restricted Shares shall cease to be outstanding, and shall no longer confer on the Grantee thereof any rights as a shareholder of the Company, from and after the date of the event causing the forfeiture, whether or not the Grantee accepts the Company's tender of payment for such Restricted Shares.

   8.5. Escrow; Legend. The Board may provide that the certificates for any Restricted Shares (a) shall be held (together with a stock power executed in blank by the Grantee) in escrow by the Secretary of the Company until such Restricted Shares become nonforfeitable or are forfeited or (b) shall bear an appropriate legend restricting the transfer of such Restricted Shares. If any Restricted Shares become non-forfeitable, the Company shall cause certificates for such shares to be issued without such legend.

Article 9. Bonus Shares and Deferred Shares

   9.1. Bonus Shares. Subject to the terms of the Plan, the Board may grant Bonus Shares to any Eligible Person, in such amount and upon such terms and at any time and from time to time as shall be determined by the Board.

   9.2. Deferred Shares. Subject to the terms and provisions of the Plan, Deferred Shares may be granted to any Eligible Person in such amounts and upon such terms, and at any time and from time to time, as shall be determined by the Board. The Board may impose such conditions or restrictions on any Deferred Shares as it may deem advisable, including time-vesting restrictions and deferred payment features. The Board may cause the Company to establish a grantor trust to hold Shares subject to Deferred Share Awards. Without limiting the generality of the foregoing, the Board may grant to any Eligible Person, or permit any Eligible Person to elect to receive, Deferred Shares in lieu of or in substitution for any other compensation (whether payable currently or on a deferred basis, and whether payable under this Plan or otherwise) which such Eligible Person may be eligible to receive from the Company or a Subsidiary.

Article 10. Beneficiary Designation

   Each Grantee under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of the Grantee's death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Grantee, shall be in a form prescribed by the Company, and will be effective only when filed by the Grantee in writing with the Company during the Grantee's lifetime. In the absence of any such designation, benefits remaining unpaid at the Grantee's death shall be paid to the Grantee's estate.

Article 11. Deferrals

   The Board may permit or require a Grantee to defer receipt of the payment of cash or the delivery of Shares that would otherwise be due by virtue of the exercise of an Option or SAR, the lapse or waiver of restrictions with respect to Restricted Shares, the grant of Bonus Shares or the expiration of the deferral period for Deferred Shares. If any such deferral is required or permitted, the Board shall establish rules and procedures for such deferrals.

Article 12. Rights of Employees/Directors

   12.1. Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Grantee's employment or directorship at any time, nor confer upon any Grantee the right to continue in the employ or as a director of the Company.

   12.2. Participation. No employee shall have the right to be selected to receive an Award, or, having been so selected, to be selected to receive a future Award.

Article 13. Amendment, Modification, and Termination

   13.1. Amendment, Modification, and Termination. Subject to the terms of the Plan, the Board of Directors of the Company may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part without the approval of the Company's shareholders, except to the extent the Board of Directors of the Company determines it is desirable to obtain approval of the Company's shareholders, to retain eligibility for exemption from the limitations of Code Section 162(m), to have available the ability for Options to qualify as Incentive Stock Options, to comply with the requirements for listing on any exchange where the Company's Shares are listed, or for any other purpose the Board of Directors of the Company deems appropriate.

   13.2. Adjustments Upon Certain Unusual or Nonrecurring Events. The Board may make adjustments in the terms and conditions of Awards in recognition of unusual or nonrecurring events (including the events described in Section 4.2) affecting the Company or the financial statements of the Company or of changes in applicable laws, regulations, or accounting principles, whenever the Board determines that such adjustments are appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan.

   13.3. Awards Previously Granted. Notwithstanding any other provision of the Plan to the contrary, no termination, amendment or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Grantee of such Award.

Article 14. Withholding

   14.1. Mandatory Tax Withholding.

   (a) Whenever under the Plan, Shares are to be delivered upon exercise or payment of an Award or upon Restricted Shares becoming nonforfeitable, or any other event with respect to rights and benefits hereunder, the Company shall be entitled to require (1) that the Grantee remit an amount in cash, or if determined by the Committee, Mature Shares, sufficient to satisfy all federal, state, local and foreign tax withholding requirements related thereto ("Required Withholding"), (2) the withholding of such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under the Plan or (3) any combination of the foregoing.

   (b) Any Grantee who makes a Disqualifying Disposition or an election under
Section 83(b) of the Code shall remit to the Company an amount sufficient to satisfy all resulting Required Withholding; provided that, in lieu of or in addition to the foregoing, the Company shall have the right to withhold such Required Withholding from compensation otherwise due to the Grantee or from any Shares or other payment due to the Grantee under the Plan.

   14.2. Notification under Code Section 83(b). If the Grantee, in connection with the exercise of any Option, or the grant of Restricted Shares, makes the election permitted under Section 83(b) of the Code to include in such Grantee's gross income in the year of transfer the amounts specified in
Section 83(b) of the Code, then such Grantee shall notify the Company of such election within ten (10) days of filing the notice of the election with the Internal Revenue Service, in addition to any filing and notification required pursuant to regulations issued under Section 83(b) of the Code. The Board may, in connection with the grant of an Award or at any time thereafter prior to such an election being made, prohibit a Grantee from making the election described above.

Article 15. Additional Provisions

   15.1. Successors. All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise of all or substantially all of the business or assets of the Company.

   15.2. Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.

   15.3. Severability. If any part of the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any other part of the Plan. Any Section or part of a Section so declared to be unlawful or invalid shall, if possible, be construed in a manner which will give effect to the terms of such Section or part of a Section to the fullest extent possible while remaining lawful and valid.

   15.4. Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or stock exchanges as may be required. Notwithstanding any provision of the Plan or any Award, Grantees shall not be entitled to exercise, or receive benefits under, any Award, and the Company shall not be obligated to deliver any Shares or other benefits to a Grantee, if such exercise or delivery would constitute a violation by the Grantee or the Company of any applicable law or regulation.

   15.5. Securities Law Compliance.

   (a) If the Board deems it necessary to comply with any applicable securities law, or the requirements of any stock exchange upon which Shares may be listed, the Board may impose any restriction on Shares acquired pursuant to Awards under the Plan as it may deem advisable. All certificates for Shares delivered under the Plan pursuant to any Award or the exercise thereof shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the rules, regulations and other requirements of the SEC, any stock exchange upon which Shares are then listed, any applicable securities law, and the Board may cause a legend or legends to be placed on any such certificates to refer to such restrictions. If so requested by the Company, the Grantee shall represent to the Company in writing that he or she will not sell or offer to sell any Shares unless a registration statement shall be in effect with respect to such Shares under the Securities Act of 1933 or unless he or she shall have furnished to the Company evidence satisfactory to the Company that such registration is not required.

   (b) If the Board determines that the exercise of, or delivery of benefits pursuant to, any Award would violate any applicable provision of securities laws or the listing requirements of any stock exchange upon which any of the Company's equity securities are then listed, then the Board may postpone any such exercise or delivery, as applicable, but the Company shall use all reasonable efforts to cause such exercise or delivery to comply with all such provisions at the earliest practicable date.

   15.6. No Rights as a Shareholder. A Grantee shall not have any rights as a shareholder with respect to the Shares (other than Restricted Shares) which may be deliverable upon exercise or payment of such Award until such shares have been delivered to him or her. Restricted Shares, whether held by a Grantee or in escrow by the Secretary of the Company, shall confer on the Grantee all rights of a shareholder of the Company, except as otherwise provided in the Plan or Award Agreement. Unless otherwise determined by the Board at the time of a grant of Restricted Shares, any cash dividends that become payable on Restricted Shares shall be deferred and, if the Board so determines, reinvested in additional Restricted Shares. Except as otherwise provided in an Award Agreement, any share dividends and deferred cash dividends issued with respect to Restricted Shares shall be subject to the same restrictions and other terms as apply to the Restricted Shares with respect to which such dividends are issued. The Board may provide for payment of interest on deferred cash dividends.

   15.7. Nature of Payments. Awards shall be special incentive payments to the Grantee and shall not be taken into account in computing the amount of salary or compensation of the Grantee for purposes of determining any pension, retirement, death or other benefit under (a) any pension, retirement, profit sharing, bonus, insurance or other employee benefit plan of the Company or any Subsidiary or (b) any agreement between the Company or any Subsidiary and the Grantee, except as such plan or agreement shall otherwise expressly provide.


   15.8. Governing Law. The Plan shall be construed in accordance with and governed by the laws of the State of Delaware other than its laws respecting choice of law.

                        Please date, sign and mail your
                     proxy card back as soon as possible!

                        Annual Meeting of Shareholders
                       HORACE MANN EDUCATORS CORPORATION

                                 May 18, 2001





                Please Detach and Mail in the Envelope Provided

A [X] Please mark your votes as in this example.

1. Election of Directors   For [ ]    Withheld [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------

Nominee:  William W. Abbott
          Mary H. Futrell
          Donald E. Kiernan
          Louis G. Lower II
          Joseph J. Melone
          Jeffrey L. Morby
          Shaun F. O'Malley
          Charles A. Parker
          William J. Schoen

2.  To approve the Company's 2001 Stock Incentive Plan; and

     FOR [ ]   AGAINST  [ ]    ABSTAIN  [ ]

3. To consider and take action with respect to such other matters as may properly come before the Annual Meeting or any adjournment or adjournments thereof.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY IN THE ENCLOSED ENVELOPE PROVIDED TO AMERICAN STOCK TRANSFER & TRUST COMPANY, 59 MAIDEN LANE, NEW YORK, N.Y. 10636.



SIGNATURE(S) ______________________________________________ DATE _______, 2001

NOTE: Please sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

8888

                       HORACE MANN EDUCATORS CORPORATION

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                    FOR THE ANNUAL MEETING OF SHAREHOLDERS

                                 MAY 18, 2001

     The undersigned Shareholder of Horace Mann Educators Corporation (the "Company") hereby appoints Ralph S. Saul and Louis G. Lower II or any of them, with full power of substitution, proxies to vote at the Annual Meeting of Shareholders of the Company (the "Meeting"), to be held on May 18, 2001 at 9:00 a.m. at the Renaissance Springfield Hotel, 701 East Adams Street, Springfield, Illinois, and at any adjournment thereof and to vote all shares of Common Stock of the Company held or owned by the Undersigned as directed on the reverse side and in their discretion upon such other matters as may come before the Meeting.

THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2 IF NO INSTRUCTION TO THE CONTRARY IS INDICATED OR IF NO INSTRUCTION IS GIVEN AND IN ACCORDANCE WITH THE DISCRETION OF THE PROXIES ON PROPOSAL 3.

                       (TO BE SIGNED ON THE OTHER SIDE.)